SECURITITES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2

Registration Statement
Under
The Securities Act of 1933
Family Room Entertainment Corporation
(Name of small business issuer in its charter)

New Mexico	7819	85-0206160

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number )	(I.R.S. Employer Identification No.)

8530 Wilshire Blvd Suite 420 Beverly Hills, CA	90211

(Address of principal executive offices)	(Zip code)

Registrant’s Address and Telephone number, including area code:

George Furla
Chief Executive Officer
8530 Wilshire Blvd Suite 420
Beverly Hills, CA 90211
(310) 659-9411

(Name, address and telephone number of Agent for Service)

Copies of communications to:

Owen Naccarato, Esq.
Naccarato & Associates
19600 Fairchild, Suite 260
Irvine, California 92612
(949) 851-9261

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 , check the following box. [ ]

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Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Exercise price per share (1)	Proceeds to FMLY	Amount of registration fee

Common Shares, par value $.01 underlying secured convertible debenture	14,285,714(2)	$0.07	$1,000,000			$80.90

Common Shares, par value $.01 underlying secured convertible debenture	4,285,714(3)	$0.07	$300,000			$24.27

Common Shares, par value $.01 underlying secured convertible debenture	1,428,571(4)	$0.07	$100,000			$8.09

Common Shares, par value $.01 underlying secured convertible debenture	3,171,428(5)	$0.07	$222,222			$17.96

Common Shares, par value $.01 underlying secured convertible debenture	2,857,143(6)	$0.07	$200,000			$16.19

Restricted Commond Shares, par value $.01	3,500,000(7)	$0.10	$250,000			$28.32

Shares underlying Class A warrants	3,571,428(8)			$0.13	$464,286	$37.56

Shares underlying Class B warrants	5,000,000(9)			$0.50	$2,500,000	$202.25

Total Registration Fee						$415.53

(1) Estimated solely for the purpose of determining the registration fee.
(2) Common stock issuable upon conversion of an aggregate of $500,000 in convertible debentures issued in connection with an October 10, 2003 financing to two investors: Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP.
(3) Common stock issuable upon conversion of a $150,000 convertible debenture issued to Bi Coastal Consulting Corporation.
(4) Common stock issuable upon conversion of a $50,000 convertible debenture issued to Steve Adirim.
(5) Common stock issuable upon conversion of a $111,000 convertible debenture issued to Churchill Capital Group.
(6) Common stock issuable upon conversion of an aggregate of $100,000 in convertible debentures issued to 1) Jeremiah H. fogelson; (2) Mark Rolland; (3) Norman Jacobs and (4) Burton S. Ury.
(8) Common stock issuable pursuant to two consulting agreements.
(9) Common stock issuable upon conversion of Class A warrants, with a per share purchase price of $.13, in connection with the October 10, 2003 convertible note.
(*) Common stock issuable upon conversion of Class B warrants, with a per share purchase price of $.50, in connection with the October 10, 2003 convertible note.
---------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

2

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 19, 2003

Family Room Entertainment Corporation
38,099,998 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 38,099,998 shares of FMLY’s common stock, including 14,285,714 shares of common stock, issuable upon conversion of an aggregate of $500,000 in convertible debentures issued in connection with an October 10, 2003 subscription to the following investors: Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP., and 1,428,571 shares of common stock, issuable upon conversion of an aggregate of $100,000 in convertible debentures issued in connection with an December 9, 2003 subscription to the following investors: Burton S. Ury, Jeremiah H. fogelson, Mark Rolland, and Mark Jacobs. This prospectus also includes up to 2,678,571 shares of common stock issuable to Alpha Capital Aktiengesellschaft upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 3,750,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share. Furthermore, this prospectus includes up to 892,857 shares of common stock issuable to Gamma Opportunity Capital Partners, LP upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 1,250,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share. Convertible debentures were also issued to Bi-Coastal Consulting Corporation for $150,000, Steve Adirim for $50,000 and Churchill Capital Group for $111,000. The remaining 3,500,000 shares issued were restricted shares issued to consultants.

On October 10, 2003, FMLY entered into a Subscription Agreement for up to $500,000 whereby we issued $300,000 in convertible debentures; $225,000 to Alpha Capital Aktiengesellschaft and $75,000 to Gamma Opportunity Capital Partners, LP, with the remaining $200,000 in convertible debentures; $150,000 to Alpha Capital Aktiengesellschaft and $50,000 to Gamma Opportunity Capital Partners, LP, to be issued within five (5) business days after the actual effectiveness of this Registration Statement and on December 9, 2003, FMLY entered into a Subscription Agreement for up to $100,000 whereby we issued $100,000 in convertible debentures; $25,000 to Burton S. Ury , $25,000 to Jeremiah H. Folgelson, $25,000 to Mark Rolland and $25,000 to Norman Jacobs . Additionally, FMLY issued in conjunction with these convertible debentures, Class A and Class B stock purchase warrants to both Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "FMLY". On December 16, 2003, the closing bid price of our Common Stock on the OTC Bulletin Board was $.10.

FMLY’s shares of Common Stock are "penny stocks" as defined in the Securities Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. See the "Risk Factors" section beginning on page 7 of this Prospectus discussing the applicability of the "Penny Stock Rules" to transactions in FMLY’s securities.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 19, 2003
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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4

Prospectus Summary

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements".
Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants have not been exercised into shares of our Common Stock.
Family Room Entertainment Corporation

Family Room Entertainment Corp. ("FMLY") is engaged in key aspects of motion picture entertainment, including production, production services, finance and distribution. FMLY develops, produces and performs production-related services for the entertainment industry mainly through three wholly owned subsidiaries: Emmett/Furla Films Productions Corp. (EFFP), a motion picture development, production and production-related service entity that primarily develops, produces and provides production-related services for motion pictures intended for worldwide theatrical release; Emmett Furla Films Distribution LLC (EFFD), which was set up to oversee and arrange world wide distribution of FMLY's entertainment projects and properties, and E F F Independent, Inc.( EFFI)., which was setup primarily to develop and produce action adventure and family-oriented motion pictures for television and home video distribution, as well as episodic television and Internet programming. In addition, EFFP's subsidiary, Good Entertainment Service, Inc., is a production servicing company.

Additionally, FMLY’s subsidiaries Family Room Live Entertainment, Inc (FRLE) and Spotlight One LLC arrange for live performances and home entertainment for the film industry.
EFFI has two wholly owned subsidiaries, Family Room Entertainment Music Publishing Corp., and Emmett/Furla Films Music Publishing Com., which oversee FMLY’s, EFFI's, EFFP's and their subsidiaries' music publishing (ancillary rights associated with the creation of original music for motion pictures, live entertainment and home entertainment).

FMLY's feature film division, Emmett/Furla Films Productions Corp., develops and produces low- to medium-budget films. FMLY's low- to medium-budget films have had production budgets ranging from less than $1 million to $10 million, although FMLY, from time to time, may produce and release films having higher or much higher budgets. FMLY's low-budget films are primarily targeted for direct distribution to the television and home video markets and its medium-budget films are generally targeted for initial theatrical release. FMLY generally retains distribution rights, when available, through Emmett/Furla Films Distribution, LLC. FMLY's films generally are distributed by third-party licensees domestically and by third-party sales agents internationally.

For the three months ended September 30, 2003, we generated revenues in the amount of $133,500 and a net loss of $549,891. In addition, for the year ended June 30, 2003, we generated revenue in the amount of $1,005,441 and a net loss of $2,258,164. Our accumulated deficit for the year ended June 30, 2003 was ($118,406).

Our principal offices are located at 8530 Wilshire Boulevard, Suite 420, Beverly Hills, California 90211, and our telephone number is (310) 659-9411. We are a New Mexico corporation.

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The Offering

Securities Offered
Up to 38 ,099,998 shares including i) up to 26 ,028,570 shares of common stock underlying convertible debentures in the amount of $911,000, ii) up to 3,571,428 shares of common stock issuable upon the exercise of Class A purchase warrants at an exercise price of $.13 per share, iii) up to 5,000,000 shares of common stock issuable upon the exercise of Class B purchase warrants at an exercise price of $.50 per share and iv) 3,500,000 shares of common stock issued pursuant to consulting agreements at $.10 per share.

Common Stock Outstanding after the offering	Up to 69 ,839,918 shares

Offering Price.	The selling shareholders can sell the shares at any price.

Use of Proceeds
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock
Our Common Stock trades on the Over-the Counter Bulletin Board, also called OTCBB, under the trading symbol "FMLY". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

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Risk Factors

An investment in shares of FMLY’s Common Stock involves a high degree of risk. You should carefully consider the following information which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy FMLY’s common stock. If any of the following risks actually occur, FMLY’s business would likely suffer. In these circumstances, the market price of FMLY’s common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business:

Our success depends on the unpredictable commercial success of the films we produce

Operating in the feature film industry involves a substantial degree of risk. Each feature film is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of feature film also depends upon the quality and acceptance of other competing programs or feature films released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities.

The production, completion and distribution of feature films require a significant amount of capital.

Although we intend to continue to reduce the risks of our financial involvement in the production costs of our productions through financial assistance from distributors there can be no assurance that we will continue to successfully implement such arrangements or that we would not be subject to substantial financial risks relating to the production, completion and release of future television programs and feature films. In addition, a significant amount of time may elapse between our expenditure of funds and the receipt of revenues from our television programs or feature films.

Budget Overruns May Adversely Affect Our Business .

Actual motion picture costs may exceed their budget, sometimes significantly. Risks such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a film incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production of a television program or motion picture. No assurance can be given as to the availability of such financing on terms acceptable to us. In addition, if a film incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant impact on our business, results of operations or financial condition.

Distributors' Failure to Promote Our Films May Adversely Affect Our Business.

Decisions regarding the timing of release and promotional support of our feature films are important in determining the success of a feature film. As with most production companies, for our product distributed by others we do not control the timing and manner in which our distributors distribute our feature films. Although our distributors have a financial interest in the success of any such feature film, any decision by our distributors not to distribute or promote one of our feature films or to promote competitors' feature films to a greater extent than it promotes ours could have a material adverse affect on our business, results of operations or financial condition.

Required estimates and assumptions in reporting our film operating results may differ from actual results.

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We generate a majority of our future revenue from the development and production of feature films. Our future revenues will depend upon the timing and the level of market acceptance of our feature films, as well as upon the cost to produce, distribute and promote these feature films. The revenues derived from the production of a feature film depend primarily on the feature film's acceptance by the public, which cannot be predicted and do not necessarily bear a direct correlation to the production costs incurred. The commercial success of a feature film also depends upon promotion and marketing and certain other factors. Accordingly, our revenues are, and will continue to be, extremely difficult to forecast.

Our Operating Results May Fluctuate Significantly. We expect that our future operating results will fluctuate significantly as a result of, among other factors:

-    the timing of domestic and international releases of current and future feature films we produce;

-    the success of our feature films;

-    the timing of the release of related products into their respective markets;

-    the costs to distribute and promote the feature films;

-    the success of our distributors in marketing our feature films;

-    the timing of receipt of proceeds generated by the feature films from distributors;

-    the introduction of new feature films by our current and future competitors;

-    the timing and magnitude of operating expenses and capital expenditures;

-    the level of unreimbursed production costs in excess of budgeted maximum amounts;

-    the timing of the recognition of advertising costs for accounting purposes under SoP 00-2; and

-    general economic conditions, including continued slowdown in advertiser spending.

As a result, we believe that our results of operations may fluctuate significantly, and it is possible that our operating results could be below the expectations of equity research analysts and investors.

Revenues and Costs Recognized in Certain Periods May be Overstated or Understated Due to estimates inherent in the application of entertainment accounting policies.

In preparing our financial statements in accordance with Generally Accepted Accounting Principles, we follow the guidance issued by the American Institute of Certified Public Accountants for Accounting by Producers or Distributors of Films contained in Statement of Position 00-2 ("SoP 00-2"). Under SoP 00-2, we recognize revenue on films at the later of the following dates: when films are delivered, or access to the film is available to the customer; when the license period begins; and when the film is unconditionally available to the customers. In addition, the fee must be determinable and collection must be reasonably assured. As a result, our expected cash flows may not necessarily relate to the revenue recognized in a given period. We capitalize costs of producing and developing films and television programs. Capitalized costs include costs of film rights and screenplays, direct costs of production, interest and production overhead. We amortize those costs using the individual film-forecast method, which involves estimating ultimate revenues of each film. We revise our ultimate revenue estimates on a quarterly basis. The cost of film prints is deferred and charged to expense on a straight-line basis over the period of theatrical release. We also estimate participation and residual costs each period, which may vary from the actual paid participation and residual costs. We assess the valuation of our films on a quarterly basis. When events or changes in circumstances indicate that the fair value of a film is less than its unamortized film costs, we write down the film to fair value. Fair value of a film is determined using the discounted cash flow approach based on our estimate of the most likely cash flows and an appropriate discount rate. As a result of uncertainties in these estimation processes, actual results may vary from the estimates.

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Risks Relating to our Stock:

The issuance of the shares in this offering, plus the existing outstanding convertible notes, will result in dilution.

There are a large number of shares underlying the convertible note and warrants in this offering that may be available for future sale and the sale of these shares may depress the market price of our common stock and may cause substantial dilution to our existing stockholders.

The number of shares of common stock issuable upon conversion of the convertible note in this offering may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

The following gives examples of the number of shares that would be issued if the debentures in this offering were converted at one time at prices representing 70%, 50%, and 25% of the current market price (assuming a market price of $0.10): As of September 30, 2003, we had 31,739,920 shares of common stock outstanding.

•    70% of current stock price:

FMLY’s stock converted at 70% of current stock price would result in a debenture conversion rate of $.07 cents. To convert the $911,00 of convertible debentures would require 13,014,285 shares of FMLY’s common stock, or 34% of FMLY’s current outstanding shares.

•    50% of current stock price:

FMLY’s stock converted at 50% of current stock price would result in a debenture conversion rate of $.05 cents. To convert the $911,000 of convertible debentures would require 18,220,000 shares of FMLY’s common stock, or 48% of FMLY’s current outstanding shares.

•    25% of current stock price

FMLY’s stock converted at 25% of current stock price would result in a debenture conversion rate of $.025 cents. To convert the $911,000 of convertible debentures would require 36,440,000 shares of FMLY’s common stock, or 96% of FMLY’s current outstanding shares.

See the "Security Ownership Table", description of securities and the "Selling Security Holder Table" beginning on page 37 and page 41, respectively, of this Prospectus.

The overhang affect from the resale of the selling shareholders securities on the market could result in lower stock prices when converted.

Overhang can translate into a potential decrease in FMLY’s market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price providing the debenture holder the ability to sell his or her stock at or below market and still make a profit, which is incentive for the holder to sell the shares as quickly as possible to ensure as much profit as possible in case the stock price falls. If the share volume cannot absorb the discounted shares, FMLY’s market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares.

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Short selling common stock by warrant and debenture holders may drive down the market price of FMLY’s stock.

The warrant and debenture holder may sell shares of FMLY’s common stock on the market before exercising the warrant or converting the debenture. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders exercise or convert a like dollar amount of shares. If the stock sale lowered the market price, upon exercise or conversion, the holders would receive a greater number of shares then they would have absent the short sale. This pattern may result in the spiraling down of our stock’s market price.

FMLY’s common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

FMLY’s shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

•    The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
•    The brokerage firm’s compensation for the trade.
•    The compensation received by the brokerages firm’s salesperson for the trade.

In addition, the brokerage firm must send the investor:

•    Monthly account statement that gives an estimate of the value of each penny stock in your account.
•    A written statement of your financial situation and investment goals.

Legal remedies which may be available to you are as follows:

•    If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
•    If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
•    If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may limit the number of potential purchasers of the shares of the Common Stock.

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Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

FMLYs absence of dividends or the ability to pay them places a limitation on any investors return.

FMLY anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, FMLY does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of FMLY's Board of Directors and will depend on FMLY's general business condition.

Dilution

Assuming there was no change in the net tangible book value (net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities) of FMLY after September 30, 2003 and taking into consideration approximately $811,000 net proceeds received from the sale of debentures our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $2,091,558 will be $0.06 per share of common stock. This represents an immediate increase in our net tangible book value of $0.02 per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.01 per share to the investors purchasing shares of common stock in this offering (the "New Stockholders").

The following table illustrates this per share dilution at September 30, 2003:

Offering Price per share of Common Stock	$0.07

Adjusted net tangible book value (deficit) per share of
Common Stock at September 30, 2003
Before this Offering	$0.04

Increase attributable to the Offering	$0.02

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering	$0.06

Dilution in adjusted net tangible book
Value per share of Common Stock
to New Stockholders	$0.01

In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services should any additional Common Stock shares be issued for those consulting or other services.

Information about forward-looking statements

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

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Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events,
Underlying assumptions for all of the above and Other statements which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

-    Our ability to respond to changes in the marketplace
-    Competitive factors
-    The availability of financing on terms and conditions acceptable to us
-    The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

Use of proceeds
FMLY will not receive any of the proceeds from the sale of the shares of Common Stock offered by the selling shareholders under this prospectus. There are warrants being issued with the current funding . If these Warrants were exercised FMLY would receive aggregate gross proceeds of approximately $2,964,285.64

The proceeds, if any, that FMLY receives from the exercise of warrants will be used for working capital in support of the growing business.

The foregoing represents FMLY’s current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. FMLY reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

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Market for Common Equity and Related Stockholder Matters

Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "FMLY". The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

HIGH		LOW
	BID	BID

Fiscal 2000

September 30, 1999	$0.17	$0.10
December 31, 1999	$0.12	$0.10
March 31, 2000	$0.12	$0.18
June 30, 2000	$1.50	$1.50	(reflects ten to one
			reverse split	)
Fiscal 2001

September 30, 2000	$2.25	$1.12
December 31, 2000	$3.12	$1.37
March 31, 2001	$1.87	$0.43
June 30, 2001	$1.57	$0.60

Fiscal 2002

September 30, 2001	$1.05	$0.45
December 31, 2001	$0.75	$0.30
March 31, 2002	$0.56	$0.25
June 30, 2002	$0.51	$0.25

Fiscal 2003

September 30, 2002	$0.54	$0.35
December 31, 2002	$0.50	$0.23
March 31, 2003	$0.27	$0.07
June 30, 2003	$0.18	$0.09

Fiscal 2004

September 30, 2003	$0.18	$.09

To date, the FMLY has not declared or paid dividends on its common stock.

As of September 30, 2003, there were approximately 1,106 shareholders of record of the FMLY’s Common Stock and 31,739,920 shares of common stock issued and outstanding.

Transfer Agent and Registrar

FMLY’s transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas, 75034.

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Summary Financial Information

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of FMLY and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

	Year ended June 30		Three Months Ended September 30

	2003	2002	2003	2002

	(Audited)		(Unaudited)

Total Revenue	$1,005,441	$816,142	$133,500	$385,750

Total Operating Costs	1,312,966	2,742,877	188,906	294,082

Gross Margin	(307,525)	(1,926,735)	(55,406)	91,668

Selling General and Administrative	1,528,170	1,756,771	315,210	146,075

Benefit (provision) for Income Taxes	-	6,500	-	-

Other income (expenses), net	(422,469)	(541,012)	(179,275)	(2,085)

Net Loss	$(2,258,164)	$(4,218,018)	$(549,891)	$(56,492)

Weighted average Common Shares outstanding	21,956,242	18,638,884	29,628,188	18,660,487

Net income (loss) per share	$(0.10)	$(0.23)	$(0.02)	$(0.03)

Total Assets	$1,271,325	$2,021,291	$1,283,558	$1,879,151

Total Liabilities	$1,389,831	$1,235,900	$1,215,478	$1,145,585

Shareholders’ equity	$(118,506)	$785,391	$68,080	$785,391

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Management’s Discussion and Analysis or Plan of Operation

Recently Issued Accounting Standards
In January 2003, the FASB issued Interpretation 46, Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to transactions entered into prior to February 1, 2003 in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of the Interpretation on July 1, 2003 did not have a material impact on our financial statements.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities , which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The Statement is effective (with certain exceptions) for contracts entered into or modified after June 30, 2003. We do not believe the adoption of this Statement will have a material impact on our financial statements.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity . The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. While we do not believe the adoption of this Statement will have a material impact on our financial statements.

Application of Critical Accounting Policies
Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition and accounting for film costs.

We account for revenue from the distribution of motion pictures as earned under the criteria established by American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 00-2. Our revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion pictures. In accordance with SOP 00-2, we consider revenue earned when we have achieved all of the following:

•    We have a valid sale or licensing agreement in place.
•    The motion picture is complete and in accordance with the agreement with the customer.
•    The motion picture has been delivered or is deliverable.
•    The license period has begun.
•    The revenue is fixed or determinable and collection is reasonably assured.

We also account for the capitalization of film costs under the criteria established by SOP 00-2. Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

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Plan of Operation

The short-term objective of the FMLY is to provide production related services in connection with and to produce genre specific moderate cost movies in the $1 to $25+ million range

FMLY’s long-term objectives are as follows

1.    To build a library of film rights and assets from which FMLY can earn revenue from.
2.    To continue to produce films and provide production services in connection with motion pictures containing high profile talent.
3.    To produce films with Major and/or Mini-major studios.

On May 28, 2003, FMLY’s subsidiary EFFP announced that it has joined forces with Iiya Salkind to develop and produce the feature film titled "The Abominable Snowman". FMLY believes that the Abominable Snowman is a time tested and thought provoking title that, when combined with the passion Mr. Salkind has for the story and new technologies that are available to help make it a reality, could have the ingredients for a blockbuster franchise. On July 25, 2002, FMLY announced that it had signed Hollywood Artist Crash McCreery to create the Abominable Snowman. "The Abominable Snowman" will be produced in association with Vallhalla Motion Picture’s Gale Anne Hurd.

On July 16, 2003, FMLY’s subsidiary EFFP announced that Randall Emmett and George Furla will produce the motion picture, "Control" as part of under their fifteen-picture production/finance arrangement with Avi Lerner's Millennium Films. Ray Liotta and Willem Dafoe are set to star and Tim Hunter, who directed River's Edge is set to direct the picture. The screenplay for "Control" was written by Todd Slavkin and Darren Swimmer. "Control" is the story of a sociopathic killer on death row, played by Liotta, who's given a chance to live if he agrees to take part in a top secret chemical behavioral modification program run by a brilliant doctor, played by Dafoe. As the killer's personality begins to change, both he and the doctor must take drastic measures when the violent past comes back to haunt them both. "Control" began principal photography on August 24, 2003 in Eastern Europe.

On July 25, 2003, FMLYs subsidiary, EFFP, announced that they have signed Hollywood artist Crash McCreery to create "The Abominable Snowman." The motion picture "The Abominable Snowman" will be produced by Emmett/Furla's Randall Emmett and George Furla with Ilya Salkind ("Superman" I, II and III) and Vallhalla Motion Picture's Gale Anne Hurd ("The Hulk"). Emmett and Furla stated: "We are excited about Crash's work and we look forward to bringing this creature to life in a feature film. We believe that the technology available now brings the realization of this creature within our grasp."

On August 4, 2003, FMLY’s subsidiary EFFP announced that they have closed a deal with Barstu Productions and Integrated Films and Management to create and produce a feature film which will re-envision one of Hollywood's classic horror films and a current cult favorite, The Amityville Horror. The new project by FMLY, Barstu and Integrated will be a modern look at the myth of the Amityville Horror as told in the novel by Jay Anson on which the original 1979 movie, released by MGM, was based. When released by MGM in the United States in July of 1979, the original picture went on to a cumulative estimated U.S. box office of over $86,000,000. Steve Whitney of Integrated and Paul Mason of Barstu will produce the picture with the FMLY’s Randall Emmett and George Furla. The producers are currently out to directors for the picture, which is scheduled to begin filming in early 2004.

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On September 4, 2003, FMLY’s subsidiary EFFP announced that it had acquired Beverly Brandt's novel "Room Service" and partnered with Gale Anne Hurd's Valhalla Motion Pictures to produce the picture. "Room Service" marks the third collaboration for FMLY and Valhalla. FMLY’s Randall Emmett and George Furla with Gale Anne Hurd will produce the picture, which is currently out to writers. "Room Service" is a romantic comedy in the vein of "Maid in Manhattan". When spoiled young heiress Katya Morgan is disinherited by her father, she's forced to abandon her socialite lifestyle and take a job as a maid in the hotel where she once lived lavishly. Working to pay off her tab, she finds love along the way, and manages to pass tests secretly laid out in her father's will. When she earns back the inheritance she thought she'd never receive, she learns her greatest lesson: that sometimes getting what you don't want is the best reward of all.

On September 4, 2003, FMLY’s subsidiary EFFP also announced that "Wonderland" starring Val Kilmer, Lisa Kudrow, Kate Bosworth and Dylan McDermott has been accepted into the 2003 Toronto International Film Festival and will have its world premier at the Festival. FMLY’s Randall Emmett and George Furla executive produced "Wonderland" which was directed by James Cox. Lions Gate will release the film theatrically in September.

On September 5, 2003 FMLY’s subsidiary EFFP announced that it has signed a development deal with Val Kilmer. FMLY’s wholly owned subsidiary, Emmett/Furla Films will produce and Val Kilmer will star in a yet to be determined production, which will commence filming within twelve months.

On October 28, 2003 FMLY’s subsidiary EFFP announced that it has completed negotiations with international action star Steven Seagal to top-line an additional picture for them in March of 2004 with Randall Emmett and George Furla producing the picture.

On November 3, 2003 FMLY’s subsidiary EFFP announced that the Miramax Films subsidiary Dimension Films has acquired all rights from Barstu Productions, Intergrated Films and Management, Emmett/.Furla Films and Distributor Nu Imange Films to create, produce and distribute a feature film which will be a modern horror story set in the infamous town of Amityville.

FMLY has financed operations through the sale of common stock, through issuance of convertible debentures and through financing from major stockholders and financial institutions. In the near term, we anticipated that we rely entirely on outside sources of financing for film projects. In fiscal year 2000 we raised approximately $1,374,000 in the third quarter ending March 31, 2000 and $1,200,000 in the fourth quarter June 30, 2000 from a private placement of our common stock to qualified investors and current major shareholders. For the fiscal year 2001, FMLY obtained approximating $600,000 in the aggregate in debt financing from outside funding. Of this, $250,000 of debt has been retired. For the fiscal year 2003, FMLY obtained approximately $500,000 in the aggregate of debt financing from outside funding. During fiscal year 2003, FMY retired approximately $165,000 of the debt.

FMLY’ s capital requirements will depend on numerous factors, including the profitability of our film projects and our ability to control costs. We believe that our current assets will be sufficient to meet our operating expenses and capital expenditures to the successful commercialization of our existing film projects. However, we cannot predict when and if any additional capital contributions may be needed and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

Results of Operations

GENERAL

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FMLY’s revenues were derived primarily from the production of or acquisition of and distribution of rights of theatrical filmed entertainment in films, both theatrically and cable, television, video and other ancillary markets, in addition FMLY provides production services and packages motion picture projects in conjunction with third party producers and/or studios.

FMLY generally finances all or a substantial portion of the budgeted production costs of the films it produces through advances obtained from distributors, investors, and/or borrowings secured usually by domestic and internationally (foreign) licenses.

FMLY has adopted the American Institute of Certified Pubic Accountant's recently issued Statement of Position ("SOP") 00-002 Accounting by Producers and Distributors of films, including changes in revenue recognition and accounting For advertising, development and overhead costs. See Note 1 to the Consolidated Financial Statements contained in the Annual Report on Form 10KSB of Family Room Entertainment Corporation ("FMLY") for the year ended June 30, 2003, which is incorporated herein by reference.

RESULTS OF OPERATIONS

Three Months ended September 30, 2003 versus Three Months ended September, 2002

FMLY’s operating revenue for the Three months ended September 30, 2003 was $133,500 as compared to $385,750 for the same period ended September 30, 2002, for a decrease of $252,250. The decrease was mainly attributed a reduction in film revenues. The decrease in revenue was mainly attributable to the normal fluctuations in film revenues from period to period.

Costs relating to the operating revenues were 188,906 for the Three months ending September 30, 2003 as compared to $294,082 for the same period ending September 30, 2002. These costs were mainly represented by film amortization and write off of film costs for the respective time period (See Note 5).

FMLY's gross profit for the Three month period ending September 30, 2003 was $(55,406) as compared to $91,668 for the same period ending September, 2002. The decrease in Gross Profit is directly attributable to the fluctuations in film revenues and film amortization for the three months ended September 30, 2003.

Selling, general and administrative expenses were $315,210 for the Three months ended September 30, 2003 compared to $146,075 for the same period ended September 30, 2002. The increase in selling, general and administrative expenses was attributable to an increase of business consulting expense and fees of $163,500, offset by an decrease in rent expense of $ 652 due to an decrease office space used for development and a reduction in staffing of corporate and production headcount and other miscellaneous costs of $6,287.

Other income (expense) for the Three months ended September 30, 2003 was primarily the result of interest expense of $179,275 as compared to interest expense of $2,085 for same period ending September, 2002. The increase in interest expense was a direct result of having no notes receivable for financing of film productions with interest for the current period of $-0- Interest expense for the current period was $179.275 as compared to $2,085 for the period ended September 30, 2002. This increase in interest was due to note payables outstanding at September 30, 2003.

FMLY reported a net loss of $(549,891) for the Three months ended September 30, 2003 as compared to a net loss of $(56,492) for the same period ended September 30, 2002.

Liquidity and Capital Resources for the Three months ended September 30, 2003

Net cash used by operating activities for the Three months ended September 30, 2003 amounted to $341,689 which mainly consists of the Three months net loss $(549,891) offset mainly by the amortization of film costs of $188,906

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Net cash used by investing activities for the Three months ending September 30, 2003 amounted to $8,979 which consisted of a purchase of office furniture and office software.

Financing activities net used cash of $188,208 consisting a payment on notes payable of $11,792 offset mainly by proceeds from convertible debentures $200,000.

Capital Expenditure Commitments

In its normal course of business as a film entertainment producer, production services and distributor, FMLY makes contractual commitments to acquire film rights and payment for options to purchase properties. These contractual obligations and option payments, if any, can range from $10,000 to $250,000. At September 30, 2003 there are commitments of approximately $250,000.

Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

During the year ended June 30, 2003 FMLY generated revenue of $1,005,441 as compared to $816,142 for the year ended June 30, 2002 for an increase of 23%. The increase in revenues was a result of normal fluctuations in the producers fees and other income from film projects in which we are involved. FMLY did not engage in any large film project during fiscal 2003 as it continues to be engaged in the development of multiple projects that we believe will, in the long-term, give FMLY a steady flow of film or production fee revenues. $ 375,000 of FMLY’s film revenue in 2003 was derived from producer film projects in motion pictures produced by other companies for domestic theatrical, home video, cable and foreign markets. The remaining fiscal 2003 revenue of was generated from producer fees of $562,000 and royalties and other revenue of $68,411.

FMLYs operating costs for the year ended June 30, 2003 were $1,312,966 as compared to $2,742,877 for the year ended June 30, 2002, a decrease of $1,429,911. The decrease is a result of less released films production costs on the balance sheet to amortize as a result of FMLY focusing more on film development and packaging in 2003 as apposed to direct film production in 2002.

FMLY’s gross profit (loss) for fiscal year 2003 was ($307,525) as compared to gross profit of ($1,926,735) for fiscal year 2002. The increase in our gross profit was a direct result of less released films production costs plus an increase in producer fees.

FMLY’s selling, general administrative expenses for fiscal year 2003 was $1,528,170 as compared to $1,756,771 for fiscal 2002, for a decrease of $228,601. Our costs for fiscal 2003 consisted primarily of salaries and benefits of $243,695 Consulting fees of $871,000, D&O insurance of $45,000, Rent $40,658, telephone and cell phone $63,967, auditors $35,337, Public relations $2900, legal fees $12,945, offices supplies $11,619, film festival costs 428,178, computer consulting $11,841 depreciation $28,130 and miscellaneous of $1,524. Our costs for fiscal 2002 consisted primarily of salaries and benefits of $302,681, rent and occupancy costs of $81,024, general advertising and promotion costs of $97,283, a one time charge (cost) for stock option expense of $ 376,695, entertainment and travel of $26,641, loss on sale of marketable securities of $679,136 communications costs of $68,819, messenger and fright costs of $13,294, and other general and administrative costs of $ 131,188.

Liquidity and Capital Resources for the Year Ended June 30, 2003 :

Net cash used in operating activities in fiscal 2003 amounted to $364,769 as compared to $1,955,080 for fiscal 2002. The use of cash for fiscal year 2003 is mainly attributable to a net loss of $2,258,164 plus film costs of $555,383 offset by stock options of $ 642,864, film amortization write offs of $1,312,966, provision for doubtful accounts $131,393, provision foe debt amortization $348,738 and miscellaneous of $12,817.

Net cash used in investing activities for fiscal year 2003 amounted to ($21,081) as compared to net cash provided in investing of $932,925 in fiscal year 2002 for a net change of $943,006. This difference is attributable to proceeds of sale of marketable equity securities of $275,039, collections of notes receivable of $675,000 in fiscal 2002.

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Financing activities provided net cash of $452,440 in fiscal 2003 compared with financing activities used net cash of $717,384 in fiscal year 2002. The decrease in fiscal 2003 was attributable mainly to payments on notes payable to shareholders and payments on a note payable to an investor. .

There is no expected or planned sale of significant equipment by FMLY. FMLY’s work force is expected to remain at the same level over the next twelve months.

Subsequent Events:

On August 21, 2003 FMLY issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate. The conversion rate is fixed at $.07 per share.

On October 9, 2003, FMLY entered into a subscription agreement calling for the issuance of two year 8% convertible securities in the aggregate of $500,000. The issuances are to take place in two traunchs, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $.07 per share. Also issued as part of the funding were "A" and "B" warrants. "A" warrants are exercisable at $.13 per share and "B" warrants are exercisable at $.50 per share. There were two "A" warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two "B" warrants issued with rights to purchase 8.750.000 shares of common stock.
On November 24, 2003, FMLY issued a convertible note of $50,000 to Steve Adirim. The convertible note is convertible at a fixed rate of $.07 per share and matures November 24, 2006.

On December 2, 2003 FMLY issued a convertible note of $150,000 to Bi Coastal consulting Corporation. The convertible note is convertible at a fixed rate of $.07 per share and matures December 2, 2006.

On December 9, 2003, FMLY entered into a subscription agreement calling for the issuance of two year 8% convertible securities in the aggregate of $100,000. The issuances took place on December 9, 2003. The convertible notes are convertible at a fixed rate of $.07 per share and mature on December 9, 2006.

Our Business

General Business Development

Family Room Entertainment Corporation (the "FMLY"), is a New Mexico corporation originally organized and incorporated in 1969 as Cobb Resources Corporation. We are located in Beverly Hills, California, and are engaged in key aspects of motion picture entertainment, including production, production services, finance and distribution.

Restructuring Transaction

Prior to February 3, 2000, we were engaged in copper mining and oil and gas exploration and marketable equity securities trading. Effective February 3, 2000, three individuals and certain entities under their control (collectively referred to as the "Investors") acquired 88% of our common stock through a series of transactions as follows:

The three individuals each acquired 666,666 shares (approximately 7.8% individually and 23.4% in the aggregate of our common stock from our most significant stockholder (the "Stockholder").

We sold substantially all of our existing assets, including mineral interests, cash, marketable equity securities and other assets, to the Stockholder in exchange for 2,000,000 shares of our common stock (that were placed in treasury) and the Stockholder’s assumption of all of our known and unknown liabilities, fixed and contingent, that had accrued up to February 3, 2000. The aggregate purchase price paid by the Stockholder in connection with this transaction was approximately $338,000. As a result of this transaction, we discontinued all current operations in which the FMLY was engaged.

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We enacted a ten for one reverse stock split that was effective for stockholders of record on February 17, 2000.

Asset Purchase

Concurrent with the Restructuring Transaction described above, we acquired interests in certain film projects (the "Asset Purchase") in exchange for 12,407,000 post-split shares of our common stock. The interests in the film projects acquired during the Asset Purchase were collectively valued at $ 1,912,000 based upon independent appraisal.

Name and Symbol Change

Effective May 22, 2000, COBB Resources Corporation’s name was changed to Family Room Entertainment Corporation, and its corresponding OTC:BB trading symbol "COBB" was changed to "FMLY".

Entertainment Motion Picture Industry Overview

FMLY discontinued all activities in Mining, Oil and Gas as a result of the restructure and is now in the entertainment industry. FMLY develops, produces and performs production related services for the entertainment industry mainly through the following three wholly-owned subsidiaries: (1) Emmett/Furla Films Productions Corporation. ( "EFFP"), a California Corporation, is a Motion Picture Development, Production, and Production Related Service entity that primarily develops, produces and provides production related services for motion pictures intended for worldwide theatrical release. EFFP’s subsidiary, Good Entertainment Service, Inc., is a production servicing company and has produced a film "Good Advice"; (2) Emmett Furla Films Distribution LLC, is a Delaware Limited Liability Company set up to oversee and arrange world wide distribution of FMLYs entertainment projects and properties, and (3) E F F Independent, Inc. ("EFFI") a California Corporation, is setup primarily to develop and produce action adventure and family oriented motion pictures for television and home video distribution as well as episodic television and internet programming. EFFI has two wholly owned subsidiaries, Family Room Entertainment Music Publishing Corporation and Emmett/Furla Films Music Publishing Company, both California corporations, whose function is to oversee its subsidiaries’ music publishing (ancillary rights associated with the creation of original music for motion pictures). In addition FMLY has other subsidiaries, Family Room Entertainment Live, LLC and its subsidiary Spotlight, LLC which were formed to develop and produce live entertainment and home entertainment projects.

The motion picture industry may be broadly divided into two major segments: production, which involves the development, financing and other activities associated with making of motion pictures; and distribution, which involves the promotion and exploitation of completed motion pictures in a variety of media.

Historically, the largest companies, the so-called "Majors" and "Mini-Majors," have dominated the motion picture industry by both producing and distributing a majority of the motion pictures which generate significant theatrical box office receipts. Over the past 15 years "Independents" or smaller film production and/or distribution companies, such as FMLY, have played an increasingly significant and sizable role in the production and distribution of motion pictures needed to fill ever the increasing worldwide demand for filmed entertainment product.

The Majors (and Mini-Majors) include: Vivendi-Universal Pictures (a division of Vivendi-Universal , Warner Bros. Pictures (a division of AOL-Time Warner), Metro-Goldwyn-Mayer Inc., Twentieth Century Fox Film Corporation (a division of News Corporation), Paramount Pictures Corporation (a division of Viacom), Sony Pictures Entertainment (including Columbia Pictures, Tri Star Pictures and Triumph Releasing; altogether divisions of Sony) and The Walt Disney Company (Buena Vista Pictures, Touchstone Pictures and Hollywood Pictures). Generally, the Majors own and operate private production studios (including lots, sound stages, production equipment and post-production facilities), have nationwide and/or worldwide distribution organizations, release pictures with direct production costs generally ranging from $25,000,000 to $100,000,000, and collectively provide a near continual source of motion pictures to film exhibitors.

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The Majors also have divisions that are promoted as "independent" distributors of motion pictures, often referred to as the "Mini-Majors." These "independent" divisions of the Majors include Miramax Films (a division of The Walt Disney Company), Sony Classics (a division of Sony Pictures), Fox Searchlight (a division of News Corporation), and New Line (a division of AOL-Time Warner) and its Fine Line distribution label. Most of these divisions were formerly private production and/or distribution companies.

In addition to the Mini-Majors, there are private or publicly held production and/or distribution companies, such as FMLY, (hereafter, collectively the "Independents") which engage primarily in the production and/or distribution of motion pictures produced by companies other than those held by the Majors and Mini-Majors. Such Independents include, among others, Trimark Holdings and Artisan Entertainment. The Independents typically do not own production studios nor do they employ as large a development and/or production staff as the Majors.

Motion Picture Production and Financing

The production of a motion picture requires the financing of the direct costs and indirect overhead costs of development, production and production related services. Direct production and production related service costs include film studio rental, cinematography, post-production costs and the compensation of creative, services and other production personnel. Distribution costs (including costs of advertising and release prints) are not included in direct production costs.

Majors generally have sufficient cash flow from their motion picture and related activities, or in some cases, from unrelated businesses (e.g., theme parks, publishing, electronics, and merchandising) to acquire new creative properties (e.g., screenplay and novels) and pay for the direct production costs of their motion pictures. Overhead costs are, in substantial part, the salaries and related costs of the production staff and physical facilities, which Majors maintain on a full-time basis. Majors often enter into contracts with writers, producers and other creative personnel for multiple projects or for fixed periods of time.

Independents generally avoid incurring substantial overhead costs by hiring creative, services and other production personnel, retaining only any essential elements, which will be required for pre-production, principal photography and post- production activities, on a project-by-project basis. Independents also typically finance their production activities from various sources, including bank loans, "pre-sales," equity offerings and joint ventures. Independents generally attempt to complete the financing of their motion picture production prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

"Pre-sales" are often used by Independents to finance all or a portion of the direct production costs of a motion picture. Pre-sales consist of fees or advances paid or guaranteed to the producer by third parties in return for the right to exhibit the completed motion picture in theaters and/or to distribute it in home video, television, international and/or other ancillary markets. Payment commitments for a pre-sale are typically subject to the approval of a number of pre-negotiated factors, including script, production budget, cast and director and to the delivery of the completed motion picture in the agreed upon format(s).

Both Majors and Mini-Majors often acquire motion pictures for distribution through an arrangement known as a "negative pickup" under which the Major or Mini-Major agrees to acquire from another production company, often an Independent, some or all of the rights to a film upon its completion. The Independent often finances the production of a motion picture pursuant to financing arrangements it has made with banks or other lenders wherein the lender obtains a security interest in the film and in the Independent's rights under its distribution arrangement. When the Major or Mini-Major "picks up" the completed motion picture, it may assume some or all of the production financing indebtedness incurred by the production company in connection with the film. In addition, the Independent is often paid a production fee and is granted a participation in the profits from the distribution of the motion picture.

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Majors, Mini-Majors and Independents often grant third-party participations in connection with the distribution and production of a motion picture. Participations are the contractual rights of actors, directors, screenwriters, producers, owners of rights and/or other creative and/or financial contributors entitling them to share in revenues or profits (as defined in their individual respective agreements) from a particular motion picture. Except for the most sought-after talent, participations are generally payable only after all distribution and marketing fees and costs; direct production costs (including overhead) and financing costs are recouped by the producer in full.

Financing the Major Motion Picture

Majors often produce motion pictures whose direct costs exceed $20,000,000. In order for an Independent, such as FMLY, to produce projects that exceed their equity capabilities, they turn to various outside sources for funding. Some of those sources, which may be used in any combination, include: (1) foreign equity contributions, where a foreign company will exchange equity or the guarantee thereof for the rights to distribute a motion picture in its respective territory(s) and participation in the picture; (2) a guarantee or advance by a distributor or exhibitor for a particular right(s) in a particular territory(s); (3) a sales agent to garner contracts with actual exhibitors which state minimum guarantee(s) for particular or aggregate media; (4) a bank or lending institution will lend monies based on actual sales contract(s) which license exhibition rights; (5) a bank or lending institution which will lend monies based on its calculations of potential earnings revenue for the motion picture in question; (6) by having a third party investor fund a portion, usually from 10% to 50% of the production costs with a participation in the net profit of the motion picture as well as the recoupment of costs and expenses., (6) and/or arrange for or with another Independent production facility to finance and produce the motion pictures. By combining (as necessary) the afore mentioned outside funding sources, the Independent can create motion pictures which meet and/or exceed the quality and scope of those created by the Major and Mini-Major at costs which would normally exceed the Independent’s possible equity contribution.

Motion Picture Distribution

Distribution of a motion picture involves the domestic and international licensing of the picture for (i) theatrical exhibition, (ii) home video, (iii) presentation on television, including pay-per-view, video-on-demand, satellites, pay cable, network, basic cable and syndication, (iv) non-theatrical exhibition, which includes airlines, hotels, armed forces facilities and schools and (v) marketing of the other rights in the picture, which may include books, CD-ROMs, merchandising and soundtrack recordings.

Theatrical Distribution and Exhibition .

Motion pictures are often exhibited first in theaters open to the public where an admission fee is charged. Theatrical distribution involves the manufacture of release prints, licensing of motion pictures to theatrical exhibitors, and promotion of the motion picture through advertising and promotional campaigns. The size and success of the promotional and advertising campaign may materially affect the revenues realized from its theatrical release, generally referred to as "box office gross."

Box Office Gross represents the total amounts paid by patrons at motion picture theaters for a particular film, as determined from reports furnished by exhibitors. The ability to exhibit films during summer and holiday periods, which are generally considered peak exhibition seasons, may affect the theatrical success of a film. Competition among distributors to obtain exhibition dates in theaters during these seasons is significant. In addition, the costs incurred in connection with the distribution of a motion picture can vary significantly depending on the number of screens on which the motion picture is to be exhibited and whether the motion picture is exhibited during peak exhibition season(s). Similarly, the ability to exhibit motion pictures in the most popular theaters in each area can affect theatrical revenues.

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Exhibition arrangements with theater operators for the first run of a film generally provide for the exhibitor to pay the greater of 90% of ticket sales in excess of fixed amounts relating to the theater's costs of operation and overhead, or a minimum percentage of ticket sales which varies from 40% to 70% for the first week of an engagement at a particular theater, decreasing each subsequent week to 25% to 30% for the final weeks of the engagement. The length of an engagement depends principally on exhibitors’ evaluation of the audience’s response to the film with respect to the current marketplace (e.g., the success of other films) as weighed against the opportunity cost of exhibiting a "new" release.

Films with theatrical releases (which generally may continue for several months domestically) typically are made available for release in other media as follows:

Market	Months After Theatrical Release	Approximate Release Period

Domestic pay-per-view	4-6months	3months

Domestic pay cable	6-12months	12-21months

Domestic home video	10-12months	12-24months

Domestic network or basic cable	30-36months	18-36months

Domestic syndication	30-36months	3-15years

International theatrical	---	4-6months

International home video	6-12months	6months

International television	18-24months	18months-10years

Home Video.

The home video distribution business involves the promotion and sale of videocassettes, DVDs and videodiscs to video retailers (including video specialty stores, convenience stores, record stores "on-line" stores (i.e., Amazon.com) and other outlets), which then rent or sell the videocassettes and videodiscs to consumers for private viewing. The home video marketplace now generates total revenues greater than the domestic theatrical exhibition market.

Videocassettes of feature films are generally sold to domestic wholesalers on a unit basis. Unit-based sales typically involve the sales of individual videocassettes to wholesalers or actual retailers (e.g., Blockbuster) at $15.00 to $50.00 per unit and generally are rented by consumers for fees ranging from $1.00 to $5.00 per day (with all rental fees retained by the retailer). Wholesalers who meet certain sales and performance objectives may earn rebates, return credits and cooperative advertising allowances. Selected titles including certain made-for-video programs, are priced significantly lower to encourage direct purchase by consumers. The market for direct sale to consumers is referred to as the "priced-for-sale" or "sell-through" market.

Technological developments, including video server and compression technologies which regional telephone companies and others are developing, and expanding markets for DVD , could make competing delivery systems economically viable and could significantly impact the home video market generally and, as a consequence, FMLY’s home video revenues.

Pay-Per-View .

Pay-per-view television allows cable and satellite television subscribers to purchase individual programs, primarily recently released theatrical motion pictures, sporting events and music concerts, on a "per use" basis. The fee a subscriber is charged is typically split among the program distributor, the pay- per-view operator and the cable operator.

Pay Cable .

The domestic pay cable industry (as it pertains to motion pictures) currently consists primarily of HBO/Cinemax, Showtime/The Movie Channel, Encore/Starz and a number of regional pay services. Pay cable services are sold to cable system operators for a monthly license fee based on the number of subscribers receiving the service. These pay programming services are in turn offered by cable system operators to subscribers for a monthly subscription fee. The pay television networks generally acquire their film programming by purchasing the distribution rights from motion picture distributors for a particular period of time, often called a "window".

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Broadcast and Basic Cable Television .

Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC, and Fox), recently formed networks (UPN and WB Network), independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable systems operators pay fees to distributors for the right to air programming a specified number of times.

Foreign Markets

In addition to their domestic distribution activities, some motion picture distributors generate revenue from the distribution of motion pictures in foreign theaters, home video, television and other foreign markets. There has been a dramatic increase in recent years in the world-wide demand for U.S. motion pictures, accented by the increase in the number of foreign television stations, the introduction of global direct broadcast satellite services, and increased home video and cable penetration world-wide.

Other Markets

Revenues also may be derived from the distribution of motion pictures to airlines, schools, libraries, hospitals and the military; the licensing of rights to perform musical works and sound recordings embodied in a motion picture, and the licensing of rights to manufacture and distribute merchandise, clothing and similar commercial articles derived from characters or other elements of a particular motion picture.

New Technologies

New means of delivery of entertainment product are constantly being developed and offered to the consumer, including the internet. The impact of emerging technologies such as direct broadcast satellites and the internet, on FMLY’s operations cannot be determined at this time. However, as a holder of entertainment copyrights, the FMLY monitors these new media possibilities.

Non-Theatrical Exhibition.

In addition to the distribution media described above, a number of sources of revenue exist for motion picture distribution through the exploitation of other rights, including the right to distribute films to airlines, schools, libraries, hotels, armed forces facilities and hospitals.

International Markets .

The worldwide demand for motion pictures has expanded significantly as evidenced by the development of new international markets and media. This growth is primarily driven by the overseas privatization of television stations, introduction of direct broadcast satellite services, growth of home video and increased cable penetration.

FMLY Motion Picture Acquisitions

In addition to its own production and production service activities, FMLY continually seeks to acquire rights to films and other programming from Independent film producers, distribution companies and others in order to increase the number of films it can distribute and provide related services in connection with in existing and emerging delivery systems. To be successful, FMLY must locate and track the development and production of numerous independent feature films.

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Types of Motion Pictures Acquired .

FMLY generally seeks to produce, provide production services in connection with, or acquire motion pictures across a broad range of genres, including drama, thriller, comedy, science fiction, family, action and fantasy/adventure, which will individually appeal to a targeted audience. The FMLY has been very selective in acquiring higher budgeted films (over $3,000,000) because of the interest that the Majors have shown in acquiring such films, and the associated competition and higher production advances, minimum guarantees and other costs. FMLY acquires projects when it believes it can limit its financial risk on such projects through, for example, significant presales, and when it believes that a project has significant marketability. In most cases, FMLY attempts to acquire rights to motion pictures with a recognizable marquis "name" personalities with public recognition, thereby enhancing promotion of the motion pictures in the home video and/or international markets. FMLY believes that this approach increases the likelihood of producing a product capable of generating positive cash flow, ancillary rights income and the possibility of a theatrical release.

Methods of Acquisition .

FMLY typically acquires films on either a "pick-up" basis or a "pre-buy" basis. The "pick-up" basis refers to those films in which the FMLY acquires distribution rights following completion of most or all of the production and post-production process. These films are generally acquired after management of the FMLY has viewed the film to evaluate its commercial viability.

The "pre-buy" basis refers to films in which FMLY acquires distribution rights prior to completion of a substantial portion of production and post-production. Management's willingness to acquire films on a pre-buy basis is based upon factors generally including the track record and reputation of the picture's producer(s), the quality and commercial value of the screenplay, the "package" elements of the picture, including the director and principal cast members, the budget of the picture and the genre of the picture. Before making an offer to acquire rights in a film on a pre-buy basis, FMLY may work with the producer to modify certain of these elements. Once the modifications are considered acceptable, FMLY's obligation to accept delivery and make payment is conditioned upon receipt of a finished film conforming to the script reviewed by FMLY and other specifications considered important by the FMLY.

Acquisition Process .

If FMLY locates a motion picture project which it believes satisfies its criteria, FMLY may pay an advance against a share or participation in the revenue actually received by FMLY from the exploitation of a film in each licensed media (hereafter an, "Advance") or a guarantee a minimum payment based on projected revenues actually to be received by FMLY from the exploitation of a film in each licensed media (hereafter, a "Minimum Guarantee"), all of which are conditioned upon delivery of a completed film which meets or exceeds certain technical standards which are pre-determined in the distribution agreement with FMLY. The minimum guarantee is generally paid prior to the film's release. Typically, FMLY will have the right to recoup the Advance or Minimum Guarantee and certain other amounts from the distribution revenues realized by the FMLY prior to paying any additional revenue participation to the production company.

FMLY Feature Film Production

  FMLY develops, produces and performs production related services for the entertainment industry. Family Room Entertainment’s aim is to create and produce high quality motion pictures with high profile talent that can be distributed to a worldwide audience. FMLY primarily derives its income from producer fees, consulting and service fees as well as its participation in the profits of the various pictures it produces. FMLY's feature film divisions, EFF Independent, Inc., for low budget films, and Emmett/Furla Films Productions Corporation, for medium budget films, develops and produces motion pictures. FMLY's low to medium budget films to date have had production budgets ranging from less than $1 million to $25 million. FMLY, from time to time, may, however, produce and release films having higher or much higher budgets. EFF Independent’s low-budget films are primarily targeted for distribution directly to the television and home video/DVD markets. However, some of EFF Independent’s films may be released initially as theatrical motion pictures. Emmett Furla Films Productions’ medium-budget films are generally targeted for initial theatrical release.

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FMLY's feature film strategy generally is to develop, perform production services, and/or produce feature films when the production budgets for the films are expected to be entirely or substantially covered through a combination of pre-sales, output arrangements, equity arrangements and production loans with "gap" financing. To further limit FMLY's financing risk or to obtain production loans, FMLY often purchases completion bonds to guarantee the completion of production and delivery of pre-determined, technically acceptable film and/or video elements.

The following films were either in production, completed, and/or released or delivered by FMLY to certain distributors in 2000, 2001, and 2002 and/or scheduled for release in FMLY’s fiscal 2002 or 2003 and/or 2004

PICTURE	INITIAL MEDIA	DELIVERY/RELEASE DATE	PRINCIPAL TALENT
Speedway Junky	Theatrical	September 2001	Jesse Bradford,
Jordan Brower,
Jonathan Taylor
Thomas, Tiffani
Amber Theissen,
Warren G, Daryl
Hannah
-----------------	------------------	------------------	---------------------

Held For Ransom	Video/Cable	August 2000	Dennis Hopper,
		(foreign and	Zachery Ty Bryan,
		domestic)	Kam Heskin, Jordan
Brower Randy
Spelling, Tsianina
Joelson, Morgan
Fairchild
-----------------	------------------	------------------	---------------------
After Sex	Video/Cable	August 2000	Brooke Shields,
		(foreign and	Virginia Madsen,
		domestic)	D.B. Sweeney, Dan
Cortese, Maria
Pitillo, Johnathon
Schaech
-----------------	------------------	------------------	---------------------
I'm Over Here Now	Pay-per-View/	March 2000	Andrew "Dice" Clay
(produced	Video
in conjunction with
an Independent Production
company)
-----------------	------------------	------------------	---------------------

Good Advice	Video/Cable	March 2001	Charlie Sheen,
		delivery date.	Angie Harmon,
		December 2001	Denise Richards,
		release date.	Rosanna Arquette,
		(Domestic)	& Jon Lovitz
-----------------	------------------	------------------	---------------------
Ticker	Video/Cable	March 2001	Tom Sizemore,
(produced		delivery date.	Steven Seagal,
in conjunction with		December 2001	Jamie Pressly, &
an Independent Production	(Domestic release) Dennis Hopper
company)
-----------------	------------------	------------------	---------------------
The Badge	Video/Cable	December 2001	Billy Bob Thornton,
(f/k/a Behind the		Delivery date.	Patricia Arquette, &
Sun)		September 2002	Seal Ward
(produced		(Domestic release)
in conjunction with
an Independent Production
company)
-----------------	------------------	------------------	---------------------
Run for the Money	Video/Cable	December 2001	Christian Slater, Val
(a/k/a In God We		(Delivery date)	Kilmer, Daryl
Trust)		February 2002	Hannah, Bokeem
(produced		(Domestic Release)	Woodbine, & Vern
in conjunction with			Troyer
an Independent Production
company)
-----------------	------------------	------------------	---------------------
Half Past Dead	Theatrical	June 2002	Steven Seagal, Morris
(produced		(Delivery date)	Chestnut, Ja Rule
in conjunction with		Scheduled for
an Independent Production		release November
company)		2002
-----------------	------------------	------------------	---------------------
Narc	Theatrical	October 2001	Ray Liotta, Jason
(produced		(Delivery date)	Patric, Busta
in conjunction with		Scheduled for	Rhymes
an Independent Production		release December
company)		2002
-----------------	------------------	------------------	---------------------
The Devil and	Videl/Cable	November 2002	Alec Baldwin, Anthony
Daniel Webster		(Delivery date.)	Hopkins, Jennifer
(produced			Love Hewitt
in conjunction with
an Independent Production
company)
-----------------	------------------	------------------	---------------------
All I Want	Theatrical	September 2002	Elijah Wood, Franka
(f/k/a Try Seventeen		(Delivery date)	Potente, Mandy
(produced in conjunction with			Moore
an Independent Production
company)
-----------------	------------------	------------------	---------------------
Shottas	Video/Cable	December,2003	Ky-Mani Marley,
(produced in		(Delivery date)	Spragga Benz, Wyclef
conjunction with an			Jean, Paul Campbell,
Independent Production company		Louie Rankin
------------------------------------------------------------------------------------------------------------------------------------------------------------
Out for a Kill	Video/Cable	March 2003	Steven Seagal
(produced		(Delivery date)
in conjunction with
an Independent Production
company
------------------------------------------------------------------------------------------------------------------------
Belly of the Beast	Video/Cable	September, 2003	Steven Seagal
(produced in conjunction		(Delivery date)
with an Independent
production company
-----------------------------------------------------------------------------------------------------------------------------------------------
Blind Horizon	Theatrical	September, 2003	Val Kilmer, Neve
(produced in		(Delivery date)	Campbell, Sam
conjunction with an			Shepard & Faye Dunaway
Indpendent Production
Company
Love Song for Bobby Theatrical	March, 2004	John Travolta &
(produced in conjunction		(Delivery date)	Scarlett Johansson
an Independent Production
company
-----------------------------------------------------------------------------------------------------------------------------------
Control	Theatrical	March 2004	Ray Liotta,
(produced		(Delivery date)	William Dafoe
in conjunction with
an Independent Production
company

27

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There is no assurance that any motion picture, which has not yet been released, will be released, that a change in the scheduled release dates of any such films will not occur or, if such motion picture is released, it will be successful. FMLY has various additional potential feature films under development. There is no assurance that any project under development will be produced or that if produced, that it will be released or successful.

Additionally, through Emmett Furla Films Productions Corp., Family Room Entertainment Corporation’s business plan emphasized the expansion of film project development along with acquisitions and the commencement of new productions for the fiscal year 2002. Recent developments include the following:

Additionally, through Emmett Furla Films Productions Corp., (EFFP) Family Room Entertainment Corporation’s (FMLY) business plan emphasized the expansion of film project development along with acquisitions and the commencement of new productions for the fiscal year 2004. Recent developments include the following:

•    On March 5, 2003 FMLY’s subsidiary, EFFP, announced that they have partnered with Nation Lampoon to develop and produce a motion picture tentatively titled "Back to College." "Back to College" is the story of two successful bachelors in their mid to late 20s who decide that in their drive to succeed, there are a few things in life they have missed out on, especially when it comes to their college experiences. In order to fit in and truly enjoy "college life," the two assume secret identities as "Regular Joe College Students," enroll in classes and, armed with the wealth they have accumulated in life, they move back to college. The Picture will be in the vein of "Back to School," which starred Rodney Dangerfield, but with a younger spin. "Back to College" is inspired by the true-life experiences of Randall Emmett and George Furla, who in the fall of 1999 posed as college transfer students at Auburn University.

•    On April 2, 2003, FMLY’s subsidiary, EFFP, announced in conjunction with Gale Anne Hurd's Valhalla Motion Picture Group have partnered with Abrams/Gentile Entertainment and Ken Abrams' Character Vision, the Los Angeles-based licensing company, to develop the one time best-selling line of toys and comic books known as "Micronauts." In a jont statement (March 18, 2003), they stated: "The one time best-selling line of toys and comic books known as Micronauts will be developed as a motion picture and/or television series by Gale Anne Hurd's Valhalla Motion Picture Group and Randall Emmett and George Furla Films Corporation, in partnership with Abrams/Gentile Entertainment and Ken Abrams' Character Vision, the Los Angeles-based licensing company. Gale Anne Hurd of Valhalla Motion Pictures and Randall Emmett & George Furla of Emmett/Furla Films will produce. "One of most successful and groundbreaking action figure lines of the last 25 years, The Micronauts -- from fan favorite Mego Toys -- were a series of interchangeable space toys (figures, vehicles, and playsets) originally produced and still sold in Japan by toy maker Takara. In the late 70's and early 80's Mego sold over $300 million dollars of product and was second only to 'Star Wars' merchandise in total sales. The line was so popular that it was interpreted into a long running comic book series published by Marvel Comics and a full merchandising program ensued. To this day Micronauts still inspires fan-produced conventions around the county. Mego was simultaneously licensing the action figure rights to such properties as Spider-Man, Superman, Batman, Star Trek, Planet of the Apes and the Wizard Of Oz.

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•    THURSDAY, FEBRUARY 27, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that Millennium Films has re-up-ed its ten picture non-exclusive international distribution arrangement with Millennium Films for an additional ten pictures. Most recently Emmett/Furla Films announced their tenth picture in this arrangement, "Belly of the Beast", starring Steven Seagal. "Belly of the Beast" starts filming in Thailand next month. "Belly of the Beast" will be produced by Luminosity Media’s Steven Seagal, who is also starring in the Picture. Emmett/Furla Films’ Randall Emmett and George Furla will executive produce the picture. Phillip Goldfine will serve as Co-executive producer. Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on the picture. Randall Emmett and George Furla said: "The ten pictures we have already produced under this agreement, serves to illustrate the aggressive nature of our relationship. Avi Lerner and the team at Millennium Films have made Millennium Films an easy home for our aggressive slate of pictures. We also intend to continue to equity finance pictures as a part of our aggressive plan to get pictures into production. Emmett/Furla Films will continue to produce betweenseven to nine pictures per year"

•    Thursday, February 20, 2003, Los Angeles, CA: Family RoomFamily Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that that it has struck an agreement with Diamond Entertainment (NASDAQ OTC: BB Symbol: DMEC) and Blagman Media International (NASDAQ OTC: BB Symbol: BMII) to release a series DVDs and videos through direct response marketing. The first title in the series will be a video featuring the comic performances of Red Skelton. The Red Skelton video will feature eight hours of performances. If the first video proves to be successful, Family Room plans to direct market up to four titles over the next year utilizing this same strategy. Family Room will produce sixty and ninety second direct response commercials, which are intended to be "rolled-out" over the United States beginning in late March utilizing a platform strategy designed to minimize costs. Co-chairs Randall Emmett and George Furla stated, "We are hopeful that Family Room’s undertaking into the direct response marketplace will have synergy with our already existing film and television production and distribution divisions." Emmett and Furla continued, "Although no one can predict the final outcome in the marketplace with 100% accuracy, we believe Diamond Entertainment and Blagman Media International will prove to be excellent partners for Family Room in this endeavor."

•    Wednesday, January 29, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that pre-production has commenced on the second of two pictures it will be producing with action-star Steven Seagal, entitled "BELLY OF THE BEAST". "Belly of the Beast", was originally announced on May 20, 2002, when "Daily Variety" reported, "Actor-producer Steven Segal has launched a production and sales company, Luminosity Media. He will produce and star in its first two projects in conjunction with Millennium/Nu Image. The pictures are "Belly of the Beast" and "Out for a Kill"." "Belly of the Beast" will be produced by Luminosity Media’s Steven Seagal, who is also starring in the Picture. Emmett/Furla Films’ Randall Emmett and George Furla will executive produce the picture. Phillip Goldfine will serve as Co-executive producer. Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on both pictures as well.

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•    Thursday, January 16, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce they have acquired the exclusive option to acquire all rights to three new high concept action screenplays. Last month, Emmett/Furla Films renewed its option agreement with Kingman Films International for the motion picture screenplay "Gentlemen of the Hunt". Millennium Films has also greenlit, as part of Millennium Pictures ten picture distribution/financing arrangement with Emmett/Furla Films, "Gentlemen of the Hunt" by Andrew Withman based on story by Dennis Lefevre & Ken Young. Randall Emmett and George Furla along with Kingman Films’s Arthur Chang will produce the picture. The screenplay is a high-concept high-action picture. "Gentlemen of the Hunt" is the story of a young CIA agent who first hunts and then comes to the rescue of his estranged father, who has been framed as an international assassin. Emmett/Furla Films also acquired the action/thriller "Snakeskin" by Paul Sloan. Randall Emmett and George Furla will produce the picture with Gus Furla and Leo Amari, who brought the project to Emmett/Furla Films. Paul Sloan will also co-star in the picture. "Snakeskin" is the story of a man who specializes in acquiring rare and unique antiquities for the highest bidder, who now must hunt down a genetically enhanced ex-partner to retrieve a stolen package before the falls in to the wrong hands—and forever changes the balance of good and evil in the world. Early this month, Emmett/Furla Films acquired the high concept action-er "The Rig" by Dan Hoskins. Randall Emmett and George Furla will produce and George Zaloom will executive produce the picture. "The Rig" is the story of a washed-up special ops soldier who is brought back into action when an off-shore oil derrick which serves as a high-tech prison is taken over by its inmates. All three of these screenplays are currently out to actors.

•    Thursday, January 16, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that "Narc", went into wide release this weekend, landing in 816 theaters. In its first weekend in wide release, Daily Variety (January 14, 2003) reported "Narc" earned $2,825,807 at the box-office for a per-screen-average of $3,438. "Narc’s" box-office total, following its limited release on December 20, 2002 is $3,175,704 (Daily Variety, January 14, 2003). "NARC" was recently nominated for three IFP Independent Spirit Awards: Joe Carnahan for "Best Director," Ray Liotta for "Best Supporting Male" and Alex Nepomniaschy "Best Cinematography." Independent Spirit Awards will be awarded in a live broadcast on March 22, 2003 on The Independent Spirit Channel (IFC) at 2:00pm (Pacific). There ceremony will then be re-broadcast on Bravo later that same day at 7:00pm (Pacific). "NARC" stars Ray Liotta and Jason Patric as well as Busta Rhymes. The police thriller was written and directed by Joe Carnahan ("Blood, Guts, Bullets and Octane") and produced by Diane Nabitoff (producer of "Very Bad Things" and "Operation Dumbo Drop"), Ray Liotta, Michelle Grace and Jules Nasso. Tom Cruise (star of Steven Spielberg’s "Minority Report") and Paula Wagner (producer of the "Mission Impossible" films), under their Cruise/Wagner banner, serve as Executive Producers on the Picture. Paula Wagner stated in a release from Paramount Pictures (April 23, 2002), "Tom and I are proud to be associated with a film of this caliber and look forward to supporting and helping "NARC" receive the attention and recognition it deserves." In addition to Cruise and Wagner, Emmett/Furla Films’ Randall Emmett and George Furla as well as David Glasser of Splendid Picture’s and Adam Stone executive produced the Picture. Emmett/Furla Films Productions Corporation provided financing services on the Picture. Splendid Pictures served as the financier and international distributor on the Picture. Family Room Entertainment Co-chairs Randall Emmett and George Furla stated: "We are very proud of "Narc" and its nominees. We have always believed in this film and this just confirms that Family Room can produce films that are worthy of critical praise." Co-chairs, Randall Emmett and George Furla stated: "As our second major theatrical release of 2002, we are very happy with the accolades and the box-office performance thus far of ‘NARC’. We believe "NARC" indicates that Family Room can produce movies that not only appeal to a broad audience, but also can garner critical praise."

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•    Friday, December 13, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that "Narc", which will make its premiere in theaters for Paramount Pictures on December 20th, received three nominations for the 2003 IFP Independent Spirit Awards. "NARC" garnered the following nominations: Joe Carnahan was nominated for "Best Director," Ray Liotta was nominated for "Best Supporting Male" and Alex Nepomniaschy was nominated for "Best Cinematography." Selected from more than 190 submissions, the winners will be unveiled at the IFP Independent Spirit Awards ceremony on Saturday, March 22, 2003. Director John Waters will serve as the Master of Ceremonies for the awards ceremony, which will be held on the beach in Santa Monica, California. The IFP Independent Spirit Awards ceremony will be televised live on The Independent Film Channel (IFC) at 2:00 pm PST on Saturday, March 22, 2003 and will then be re-broadcast at 7:00 pm PST on Bravo later that same day. The nominees of the Independent Spirit Awards were selected by a 14 person IFP Nominating Committee panel of filmmakers. Winners will be voted on by the IFP national membership, which lists 9,000 members. "NARC" stars Ray Liotta and Jason Patric as well as Busta Rhymes. The police thriller was written and directed by Joe Carnahan ("Blood, Guts, Bullets and Octane") and produced by Diane Nabitoff (producer of "Very Bad Things" and "Operation Dumbo Drop"), Ray Liotta, Michelle Grace and Jules Nasso. Tom Cruise (star of Steve Steven Spielberg’s "Minority Report") and Paula Wagner (producer of the "Mission Impossible" films), under their Cruise/Wagner banner, serve as Executive Producers on the Picture. In a release from Paramount Pictures yesterday, Paul Paula Wagner stated in a release from Paramount Pictures (April 23, 20032002), "Tom and I are proud to be associated with a film of this caliber and look forward to supporting and helping "NARC" receive the attention and recognition it deserves." In addition to Cruise and Wagner, Emmett/Furla Films’ Randall Emmett and George Furla as well as David Glasser of Splendid Picture’s and Adam Stone executive produced the Picture. Emmett/Furla Films Productions Corporation provided financing services on the Picture. Splendid Pictures served as the financier and international distributor on the Picture. Family Room Entertainment Co-chairs Randall Emmett and George Furla stated: "We are very proud of "Narc" and its nominees. We have always believed in this film and this just confirms that Family Room can produce films that are worthy of critical praise." According to their IFP’s website (http://www.ifp.org), "IFP is a not-for-profit service organization dedicated to providing resources, information and avenues of communication for its members: independent filmmakers, industry professionals and independent film enthusiasts. It is committed to the idea that independent film is an important art form and a powerful voice in our society."

•    TUESDAY, DECEMBER 10, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that "HALF PAST DEAD", which premiered on November 15, 2002 has thus far officially generated almost $15 million at the box office. ‘HALF PAST DEAD" is set in the most notorious prison in history -- Alcatraz. Disgruntled Prison Bureaucrat-turned-criminal mastermind Donny (Morris Chestnut) has assembled a commando team to infiltrate the newly refurbished, high tech fortress in order to force a death row inmate to reveal the whereabouts of $200 million worth of gold. Inmate Nick Frazier (Ja Rule) must help Undercover FBI agent Sascha Petrosevitch (Steven Seagal) rally the other inmates to stop the invaders -- before they murder the Supreme Court Justice who is present for the impending execution. "HALF PAST DEAD" was released by Screen Gems on more than 2,100 screens. The picture stars Steven Seagal, Morris Chestnut and Ja Rule as well as Nia Peeples and Kurupt. Don Michael Paul served as the writer/director on the picture. The picture was produced by Andrew Stevens, Elie Samaha and Steven Seagal. The executive producers on the picture are Christopher Eberts and Uwe Schoot as well as Emmett/Furla Films’ Randall Emmett and George Furla. Phil Goldfine and James Holt served as co-producers on the picture. For the week ending December 1st, Daily Variety (December 3, 2002) reported that ‘HALF PAST DEAD" had officially generated $14,732,332 at the box office. After an estimated opening weekend of $8,200,000, Daily Variety (November 18, 2002) reported: "The opening for "HALF PAST DEAD" fully met expectations, Sony spokesman Steve Elzer said." Co-chairs, Randall Emmett and George Furla stated: "As our first major theatrical release, we are very happy with the performance of ‘HALF PAST DEAD’. We believe the box office results indicate that Family Room can produce movies that appeal to a broad audience."

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•    FRIDAY, NOVEMBER15, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that "HALF PAST DEAD" will premieres in theaters across the country today. ‘HALF PAST DEAD" is set in the most notorious prison in history -- Alcatraz. Disgruntled Prison Bureaucrat-turned-criminal mastermind Donny (Morris Chestnut) has assembled a commando team to infiltrate the newly refurbished, high tech fortress in order to force a death row inmate to reveal the whereabouts of $200 million worth of gold. Inmate Nick Frazier (Ja Rule) must help Undercover FBI agent Sascha Petrosevitch (Steven Seagal) rally the other inmates to stop the invaders -- before they murder the Supreme Court Justice who is present for the impending execution. "HALF PAST DEAD" is being released by Screen Gems on a reported 2,500 screens. The picture stars Steven Seagal, Morris Chestnut and Ja Rule as well as Nia Peeples and Kurupt. Don Michael Paul served as the writer/director on the picture. The picture was produced by Andrew Stevens, Elie Samaha and Steven Seagal. The executive producers on the picture are Christopher Eberts and Uwe Schoot as well as Emmett/Furla Films’ Randall Emmett and George Furla. Phil Goldfine and James Holt served as co-producers on the picture.

•    Monday, November11, 2002, Los Angeles, CA: Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce the commencement of formal pre-production on the motion picture "Blind Horizon" starring Val Kilmer. Val Kilmer will play the lead role of "Frank", a gunshot amnesia victim who warns a small town sheriff about an assassination plot against the President during his campaign tour, and must uncover a conspiracy and his role in the plot. The screenplay was written by F. Paul Benz and Steve Tomlin. Newman/Tooley’s Vincent Newman and Tucker Tooley as well as Emmett/Furla’s Randall Emmett and George Furla will produce the picture. Chris Bender and J.C. Spink are also attached as co-executive producers. Michael Haussman is set to direct. Haussman, who hails from the world of commercials and music videos, has garnered attention for his spots for Levi's, Dockers, and Phillips, as well as his music videos such as Madonna's "Take a Bow". He is also attached to direct "Takedown" for Jerry Bruckheimer Productions and Disney.

•    Friday, November, 1st, 2002, Los Angeles, CA: Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce the completion of principal photography on "Out for a Kill" as well as announcing that Val Kilmer has committed to the lead role in their forthcoming production, "Blind Horizon". "Out for a Kill," an action picture set within the backdrop of the drug wars, is written by Dennis Dimster-Denk. Michael Oblowitz is set to direct this picture. "Out for a Kill", was originally announced on May 20, 2002, when "Daily Variety" reported, "Actor-producer Steven Segal has launched a production and sales company, Luminosity Media. He will produce and star in its first two projects in conjunction with Millennium/Nu Image. The pictures are "Belly of the Beast" and "Out for a Kill"." In the picture "Blind Horizon", Val Kilmer has agreed to play "Frank", a gunshot amnesia victim who warns a small town sheriff about an assassination plot against the President during his campaign tour, and must uncover a conspiracy and his role in the plot. The screenplay was written by F. Paul Benz and Steve Tomlin. Newman/Tooley’s Vincent Newman and Tucker Tooley as well as Emmett/Furla’s Randall Emmett and George Furla will produce the picture. Chris Bender and J.C. Spink are also attached as co-executive producers. Michael Haussman is set to direct. Haussman, who hails from the world of commercials and music videos, has garnered attention for his spots for Levi's, Dockers, and Phillips, as well as his music videos such as Madonna's "Take a Bow". He is also attached to direct "Takedown" for Jerry Bruckheimer Productions and Disney.

•    THURSDAY, OCTOBER 3, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that principal photography has commenced on the first of two pictures it will be producing with action-star Steven Seagal, entitled "OUT FOR A KILL". "Out for a Kill", was originally announced on May 20, 2002, when "Daily Variety" reported, "Actor-producer Steven Segal has launched a production and sales company, Luminosity Media. He will produce and star in its first two projects in conjunction with Millennium/Nu Image. The pictures are "Belly of the Beast" and "Out for a Kill"." "Out for a Kill," an action picture set within the backdrop of the drug wars, is written by Dennis Dimster-Denk. Michael Oblowitz is set to direct this picture. "Out for a Kill" will be produced by Luminosity Media’s Steven Seagal as well as Emmett/Furla Films’ Randall Emmett and George Furla. Nu Image’s Danny Lerner will also serve as a producer on the Picture. Phillip Goldfine will serve as Co-executive producer. Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on both pictures as well.

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•    NO DATE DETERMINED, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that two of its recent pictures premiered at the Toronto International Films Festival, "Try 17" and "Shottas". "Shottas" premiered Monday, September 9, 2002, whereas "Try 17" premieres Tuesday, September 10, 2002. "Shottas", the story of two Jamaican men, who meet up and plan to take over Miami almost twenty years after they were first arrested in Jamiaca for heist that went sour, was written and directed by freshman helm-er Cess Silvera. Wyclef Jean’s Refugee Films produced with Emmett/Furla Films. Randall Emmett and George Furla of Emmett/Furla Films produced the film alongside Producer Jennifer Farrell and Executive Producers Wyclef Jean, Cess Silvera, Fabian Puevot (Sin City). "Shottas" stars Ky-Mani Marley and Spragga Benz, as well as Wyclef Jean, Paul Campbell, and Louie Rankin. Wyclef Jean will provide the soundtrack for the Picture as well as provide promotional services through the release of the Picture’s soundtrack. "Try 17", the story of a young man coming of age and falling in love, was directed by Jeffrey Porter from a screenplay by Charles Kephart. The picture stars Elijah Wood ("The Lord of the Rings: The Fellowship of the Ring"), Franka Potente ("Run Lola Run") and Mandy Moore ("A Walk to Remember"). Randall Emmett and George Furla, of Emmett/Furla Films, and Mike Elliott, Michele Weisler and Holly Weirsma served as producers for the picture. Co-chairs Randall Emmett and George Furla stated: "The Toronto International Films Festival is a major film festival and we would be excited to have only one film premiere here. With two films in premiering, we could not be happier with the success of Family Room Entertainment’s films."

•    Friday May 31, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is please to announce that the motion picture "Ticker" made its domestic network premiere on the USA Network Wednesday night. "Ticker" stars Tom Sizemore ("Red Planet"), Dennis Hopper (NBC’s "Jason and the Argonauts") and Steven Seagal ("Exit Wounds"). Jaime Pressly ("Not Another Teen Movie") also stars. Randall Emmett and George Furla of Emmett/Furla Films along with Paul Rosenblum and Ken Aguado of Filmwerks produced the picture. Albert Pyun ("Urban Menace") directed the Picture. Avi Lerner, Danny Dimbort, Boaz Davidson and Trevor Short executive produced on behalf of Nu Image Films, who is handling the international distribution. Emmett/Furla Films Productions Corp. also took up an equity stake in the production "Ticker". Family Room Entertainment Co-chairs, Randall Emmett and George Furla, stated, "We are very happy with the premiere of ‘Ticker’ Wednesday night. We believe that Tom [Sizemore], Steven [Seagal], Dennis [Hopper] and Jaime [Pressly] were great in this movie and we look forward to hopefully working with them again." Emmett/Furla Films recently announced that they would be co-producing two Pictures with Steven Seagal’s Luminosity Media, "Out for a Kill" and "Belly of the Beast". "Out for a Kill" is scheduled to begin filming on September 15th in Eastern Europe. Both pictures will fall under the ten-picture non-exclusive distribution/financing arrangement Emmett/Furla Films has with Millennium Films, which was recently re-up-ed it’s for an additional five pictures.

•    Wednesday, May 29th, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is announced that it will be producing two pictures with action-star Steven Seagal. The announcement of Emmett/Furla Films latest two pictures came in conjunction with an announcement by Steven Seagal regarding his new production/distribution entity. On May 20, 2002, "Daily Variety" reported, "Actor-producer Steven Segal has launched a production and sales company, Luminosity Media. He will produce and star in its first two projects in conjunction with Millennium/Nu Image. The pictures are "Belly of the Beast" and "Out for a Kill." Budgeted at $20 Million each, they will be produced with Emmett/Furla Films." "Belly of the Beast" and "Out for a Kill" will be produced by Steven Seagal as well as Emmett/Furla Films’ Randall Emmett and George Furla. Phillip Goldfine will serve as Co-executive producer on both pictures. Danny Lerner will also serve as a producer on "Out for a Kill." Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on both pictures as well. "Out for a Kill," an action picture set within the backdrop of the drug wars, is written by Sam Hayes and Dennis Dimster. Michael Oblowitz is set to direct this picture. Principal photography is set to begin on "Out for a Kill" in Eastern Europe in the fall of 2002.

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•    April 23rd, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is announced that Viacom Inc.’s (NYSE: VIA) Paramount Pictures, in conjunction with Lions Gate Entertainment Corp. (AMEX: LGF), has acquired domestic distribution rights to the critically acclaimed motion picture, "NARC". "NARC" stars Ray Liotta and Jason Patric as well as Busta Rhymes. Paramount Pictures also announced that Tom Cruise (star of Steve Spielberg’s "Minority Report") and Paula Wagner (producer of the "Mission Impossible" films), under their Cruise/Wagner banner, will now serve as Executive Producers on the Picture. In a release from Paramount Pictures yesterday, Paul Wagner is quoted as saying, "Tom and I are proud to be associated with a film of this caliber and look forward to supporting and helping "Narc" receive the attention and recognition it deserves." In addition to Cruise and Wagner, Emmett/Furla Films’ Randall Emmett and George Furla as well as David Glasser of Splendid Picture’s and Adam Stone executive produced the Picture. The police thriller was written and directed by Joe Carnahan ("Blood, Guts, Bullets and Octane") and produced by Diane Nabitoff (producer of "Very Bad Things" and "Operation Dumbo Drop"), Ray Liotta, Michelle Grace and Jules Nasso. Emmett/Furla Films Productions Corporation provided financing services on the Picture. Paramount Pictures, who according to Daily Variety (April 18, 2002), will handle the domestic marketing and distribution of "NARC", has slated the Picture for a fourth quarter 2002 release. Paramount Pictures, in a deal with financier and international distributor Splendid Pictures, has also picked up distribution rights to three international territories.

•    April 03, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) announced they have recently acquired a fifty percent ownership in the motion picture "Speedway Junky". "Speedway Junky", which was given a limited theatrical release this past fall by Regent Entertainment, starred Jesse Bradford ("Clockstoppers") Jordan Brower ("Texas Rangers"), Jonathan Taylor Thomas (TV’s "Home Improvement"), Tiffani Amber Theissen (Woody Allen’s "Hollywood Ending"), Warren G and Daryl Hannah (TV’s "Run for the Money"). Nickolas Perry wrote and directed the picture. Emmett/Furla Films’ Randall Emmett and George Furla produced the Picture along side Rodney Omanoff and Jeff Rice. Gus Van Sant (director of "Finding Forrester") Executive Produced the Picture. Rafi Stephan co-produced the picture.

•    April 2, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is announced they have acquired the exclusive option to acquire all rights a new high concept action screenplay, "Exchange of Power" by Kim Delgado. Randall Emmett and George Furla of Emmett/Furla Films will produce with Larry Abramson of Incognito Entertainment. Barry Perelman will executive produce. The screenplay, which is based on actual events, is a fasted paced smart thriller in the vein of "Traffic". "Exchange of Power" is the story of a renegade DEA agent who must avoid being double-crossed while trying to bring down the latest in a string of well-connected and violent cartels. The screenplay is currently out to actors.

Description of Property

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FMLY leases approximately 2,602 square feet at 8530 Wilshire Blvd Suite 420 Beverly Hills, California. The lease is a two year lease with a one year extension with monthly payments of $6,500.

Employees

As of September 30, 2003, FMLY had 6 full-time employees, of whom 4 were engaged in development, production and distribution of theatrical based motion pictures. None of FMLY's employees are covered by a collective bargaining agreement, although some of FMLY's subsidiaries are subject to guild agreements. Management believes that its employee relations are good.

Management

The following table sets forth the names, ages and all positions with FMLY currently held by each person who may be deemed an executive officer of FMLY. Executive officers serve at the discretion of the Board of directors. Unless otherwise noted, all references to FMLY include Family Room Entertainment Corporation and all its wholly owned subsidiaries:
The following table sets forth the directors and executive officers of FMLY

Name	Age	Executive Position Held

George Furla	43	Co-Chairman, Chief Executive
		Officer and President

Randall Emmett	32	Co-Chairman, Chief Operating
		Officer and Assistant Secretary

Stanley Tepper	59	Chief Financial Officer

Randall Emmett - Co-Chairman Mr. Emmett has extensive experience in the entertainment and film industry. He began his career with Simpson/Bruckheimer Films as an Assistant to the Producer after graduating from the New York School of Visual Arts in 1994. While at Simpson/Bruckheimer, Randall worked on film projects such as "Bad Boys" and "Crimson Tide". Randall later worked for International Creative Management ("ICM") as an Assistant within the Motion Picture Talent Division. Mr. Emmett jointly formed the current production company in 1998 and is principally responsible for talent, agency relationships and has joint responsibility for concept development.

George Furla - Co-Chairman Mr. Furla has over 18 years of business experience in entertainment and financial services. He began his business career with Cantor Fitzgerald where he was a trader in the equity securities area. After spending several years with Cantor Fitzgerald, George then worked for Jones and Associates for 3 years in a similar capacity. In 1988, Mr. Furla left Jones and Associates to run a hedge fund, which he established. Mr. Furla entered the film business in 1995, financing several productions. George jointly formed the current production company in 1998 and is principally responsible for financing arrangements, distribution and has joint responsibility for concept development. Mr. Furla is a 1982 graduate of the University of Southern California with a degree in business administration.

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stanley tepper-chief financial officer : Mr. Tepper has held senior management positions with various entities. During the period from February, 1998 through March 2000 Mr. Tepper was Controller of Operations for Time/Warner/Village Roadshow Pictures joint venture. Prior to that Mr Tepper has over 30 years of experience as senior management in accounting and finance , principally in the entertainment industry such entities as Time/Warner/Orion Pictures joint venture, Satori Film, ALMI Distribution/RKO Warner Theaters, and the Cannon Group, Inc. Mr. Tepper began his career with Price Waterhouse, New York. He earned a BS degree from Southeastern University of Washington, DC with a major in accounting and minor in computer methodology

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the FMLY’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of FMLY. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish FMLY with copies of all Section 16(a) forms they file.

To the best of FMLY’s knowledge, based solely on its review of the copies of such reports furnished to the company and written representations that no other reports were required during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Executive Compensation

The following table sets forth certain summary information regarding compensation paid by FMLY for services rendered during the fiscal years ended June 30, 2003 and 2002, respectively, to FMLY’s Chief Executive Officer, President and Chief Financial Officer during such period.

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary (1)	Bonus	Other Annual Compensation (2)	Restricted Stock Awards	Securities Underlying Options (3)	All Other Compensation (4)
George Furla Co-Chairman, Chief Executive Officer and President	2003 2002 2001	0 0 0	0 0 0	$100,000 0 0	0 0 0	0 0 300,000	0 0 0
Randall Emmett Co-Chairman Chief Operating Officer and Assistant Secretary	2003 2002 2001	0 0 0	0 0 0	$136,000 0 0	0 0 0	0 0 300,000	0 0 0
Stanley Tepper Chief Financial Officer	2003 2002	0 0	0 0	$75,000 0	0 0	0 125,000	0 0

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Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
		% of Total Options Granted to Employees in 2003
			Exercise or Base Price ($/Sh)	Expiration Date
					5%	10%
George Furla	0	0
Randall Emmett	0	0
Stanley Tepper	0	0

2002 Option Exercises and Year-End Option Holdings

The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended June 30, 2003, and the year-end value of unexercised options:

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

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			Number of Unexercised Options Held at June 30, 2003		Value of Unexercised In-the-Money Options at June 30, 2003 (1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
George Furla
Randall Emmett
Stanley Tepper

N/A

COMPENSATION OF DIRECTORS

None.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

None

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of FMLY's Common Stock as of September 30, 2003 based on information available to FMLY by (I) each person who is known by FMLY to own more than 5% of the outstanding Common Stock based upon reports filed by such persons within the Securities and Exchange Commission; (ii) each of FMLY's directors; (iii) each of the Named Executive Officers; and (iv) all officers and directors of FMLY as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	(1) Percentage

George Furla The Lot, Mary Pickford Bldg., Suite 101 1041 North Formosa Ave. Hollywood, CA. 90046	3,900,000	16.1%

Randall Emmett The Lot, Mary Pickford Bldg., Suite 101 1041 North Formosa Ave. Hollywood, CA. 90046	3,031, 061	12.5%

Alpha Capital AG (2) (3)	17,142,857	35.1%

Gamma Opportunity Capital Partners, LP. (4)(5)	5,714,285	15.2%

Bi-Coastal Consulting Corporation (6) (7) 25 Longview Court Hillsborough, CA 94010	4,285,714	11.8%

Churchill Capital Group (8) (9) 8530 Wilshire Boulevard, Suite 420 Beverly Hills, CA 90211	3,171,428	9.0%

All current directors and executive officers	6,931,061	28.6%

(1) Percentage of ownership is based on 31,739,920 shares of Common Stock outstanding on September 30, 2003. Shares of Common Stock subject to stock options, warrants and convertible securities which are currently exercisable or convertible or will become exercisable or convertible within 60 days after September 30, 2003 are deemed outstanding for computing the percentage of the person or group holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person or group.

(2) Alpha Capital Aktiengesellschaft: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Konard Ackerman may be deemed the control person of the shares owned by such entity. ALPHA Capital AG is a private investment fund that is owned by all its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock being registered hereto.

(3) 5,357,143 shares of common stock pursuant to $375,000 in Convertible Debentures converted at of $0.07 plus 2,678,571shares of common stock pursuant to a class A warrant, 3,750,000 shares of common stock pursuant to a class B warrant plus 5,357,143 shares of common stock to provide for the fluctuation in stock prices related to the convertible debenture.

(4) Gamma Opportunity Capital Partners, LP: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD. are the Directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered hereto

(5) 1,785,714 shares of common stock pursuant to $125,000 in Convertible Debentures converted at of $0.07 plus 892,857 shares of common stock pursuant to a class A warrant, 1,250,000 shares of common stock pursuant to a class B warrant plus 1,785,714 shares of common stock to provide for the fluctuation in stock prices related to the convertible debenture.

(6) Bi-Coastal Consulting Corporation is a California Corporation of which Peter Benz has voting and investment control over investments held by Bi-Coastal Consulting Corporation.

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(7) 2,142,857 shares of common stock pursuant to a $150,000 in Convertible Debentures converted at of $0.07 plus 2,142,857 shares of common stock to provide for the fluctuation in stock prices related to the convertible debenture.

(8) Churchill Capital Group a California Corporation of which Jeff Wong has voting and investment control over investments held by Bi-Coastal Consulting Corporation.

(9) 1,585,714 shares of common stock pursuant to a $111,000 in Convertible Debentures converted at of $0.07 plus 1,585,714 shares of common stock to provide for the fluctuation in stock prices related to the convertible debenture.

Certain Relationships and Related Transactions

As at June 30, 2000, George Furla has loaned FMLY under a Convertible Note Payable amounting to $350,000 (see Note 8 of Notes to Financial Statements). Subsequently to June 30, 2000 George Furla has loaned the FMLY approximately an additional $ 850,000 under a Convertible Notes Payable.

As of June 30, 2001, George Furla's loan to FMLY had an outstanding balance of $98,263. This note was amended to be non convertible. (see Note 8 of Notes to Financial Statements)

As of June 30, 2002, George Furla's loan to FMLY under a Note Payable had a outstanding balance of $357,168. Subsequently to June 30, 2002, George Furla has loaned FMLY approximately an additional $ 28,600. Additionally, subsequent to June 30, 2002, FMLY made a repayment of $33,000.

As of December 31, 2002 George Furla's loan to FMLY under a Note Payable had an outstanding balance of $440,129. Subsequently to December 31, 2002, George Furla has loaned FMLY approximately an additionally 10,000. Additionally, subsequent to December 31, 2002, FMLY made a repayment of $150,000.

As of June 30, 2002, Peter Benz loaned FMLY $17,000 under a Note Payable. Subsequent to June 30, 2002, this loan was repaid in full.

As of June 30, 2002, Randall Emmett Loaned FMLY $50,000 under a Note Payable. Additionally, Randall Emmett, subsequent to June 30, 2002, has loaned FMLY approximately $2,000. As of June 30, 2002, approximately $ 12,000 has been repaid.

As of December 31, 2002 Randall Emmett's loan to FMLY under a Note Payable had an outstanding balance of $ 30,084. As of December 31, 2002 approximately $18,740 has been advanced and/or repaid.

During the fiscal year ending June 30, 2002, FMLY received under certain contractual agreements, in relation to producer fees, for certain of FMLY's affiliation with third party film producers that began during fiscal 2002. FMLY paid George Furla $15,500 and Randall Emmett $17,250.

During the six months ending December 31, 2002 FMLY received under certain contractual agreements, in relation to producer fees from affiliation with third party film producers that began during the six month period ending

Through June 30, 2003, FMLY paid to George Furla $ 88,000 and Randall Emmett $121,500 for their share of the producer fees.

During the three months ending September 30, 2003 FMLY received under certain contractual agreements, in relation to pruducer fees from affiliation with third party film producers that began during the three months ending.

Through September 30, 2003, FMLY paid to George Furla $ 11,000 and Randall Emmett $ 14,000 for their share of the producer fees.

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Description of Securities

General

As of the date of this registration statement, the Company has authorized of 200,000,000 shares of Common Stock at $.01 par value, of which 31,739,920 shares are issued and outstanding at September 30, 2003, plus 5,000,000 authorized shares of $.01 par value per share Preferred Stock and no preferred shares are issued and outstanding at September 30, 2003.

The following is a description of the securities of FMLY taken from provisions of our Company’s Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Common Stock

Each holder of Common Stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this Offering Circular, the Company has not paid any dividends on its Common Stock, and none are contemplated in the foreseeable future. It is anticipated any earnings that may be generated from operations of the Company will be used to finance the growth of the Company.

Voting power is vested in the holders of the Common Stock and in holders of Preferred Stock if so declared by the Board of Directors upon creation of any series of Preferred Stock which might subsequently be issued. No Preferred Stock is currently issued and outstanding and no series of Preferred Stock declaring the rights of the holders has been created by the Board of Directors and the Board of Directors does not anticipate creating any series of Preferred Stock or issuing any shares of Preferred Stock at any time in the foreseeable future.

Cumulative voting is not permitted, meaning that each shareholder may cast one vote for each share owned by such shareholder on each matter brought before a meeting of shareholders upon which a vote is taken.

The holders of Common Stock will have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of FMLY, the holders of the Common Stock are entitled to receive pro rata the assets of FMLY, if any remaining after payment of all debts and liabilities and all claims by holders of Preferred Stock.

Preferred Stock

The Board of Directors has been empowered to create one or more series of Preferred Stock and to define the rights and preferences of the shares in any one series as against all other shares of Preferred Stock and as against shares of common stock. No creation of any series of Preferred Stock is completed by the Board of Directors in the foreseeable future.

Penny Stock Disclosure Requirements :

See discussion in risk factor section, page 10, with the heading "Penny Stock issues may be difficult for an investor to dispose of."

Shares Eligible for Future Sale

As of September 30, 2003, FMLY has 31,739,920 shares of Common Stock outstanding. Sales of a substantial number of shares of FMLY’s Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. FMLY is registering with this document 38,099,998 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act. This includes:

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Selling Shareholders

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with § 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

Warrants and Options:

On October 10, 2003, FMLY issued two warrants to purchase common stock of FMLY, which are both being registered in this registration statement. The two warrants includes up to 2,678,571 shares of common stock issuable to Alpha Capital Aktiengesellschaft upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 3,750,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share. Furthermore, this prospectus includes up to 892,857 shares of common stock issuable to Gamma Opportunity Capital Partners, LP upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 1,250,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share.

Recent Financing

On October 10, 2003, FMLY entered into a Subscription Agreement for up to $500,000 whereby we issued $300,000 in convertible debentures; $225,000 to Alpha Capital Aktiengesellschaft and $75,000 to Gamma Opportunity Capital Partners, LP, with the remaining $200,000 in convertible debentures; $150,000 to Alpha Capital Aktiengesellschaft and $50,000 to Gamma Opportunity Capital Partners, LP, to be issued within five (5) business days after the actual effectiveness of this Registration Statement. Additionally, FMLY issued in conjunction with these convertible debentures Class A purchase warrants to both Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP, described in further detail in the above "warrants and options" section.

On August 21, 2003 FMLY issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate. The conversion rate is fixed at $.07 per share.

On November 24, 2003, FMLY issued an 8% convertible note of $50,000 to Steve Adirim. The convertible note is convertible at a fixed rate of $.07 per share and matures November 24, 2006.

On December 2, 2003 FMLY issued an 8% convertible note of $150,000 to Bi Coastal consulting Corporation. The convertible note is convertible at a fixed rate of $.07 per share and matures December 2, 2006.

On December 9, 2003, FMLY entered into a Subscription Agreement for up to $100,000 whereby we issued four convertible debentures at $25,000 each to the following; one debenture to Burton S. Ury, one debenture to Jeremiah H. fogelson, one debenture to Mark Rolland and one debenture to Norman Jacobs,

The holders of the 8% convertible debentures may not convert its securities into shares of FMLY’s common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 9.99% of the outstanding shares of FMLY’s common stock. This percent ownership restriction may be waived by each holder on not less than 61 days’ notice to FMLY. Since the number of shares of FMLY’s common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of FMLYs common stock prior to a conversion, the actual number of shares of FMLY’s common stock that will be issued under the debentures owned by Alpha Capital Aktiengesellschaft cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the FMLY’s common stock that exceeds the number of FMLY’s shares of common stock currently beneficially owned.

42

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder nor will we receive proceeds from the exercise of the warrants.

Assuming all the shares registered below are sold by the Selling Stockholder, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering		Shares Offered For Sale (6)	Shares Beneficially Owned After OfferingIf All Offered Shares Are Sold

Number of Shares		Percentage (5)		Number of Shares	Percentage

Alpha Capital Aktiengesellschaft (1)	1,583,822	4.99%	17,142,817	0	0%

Gamma Opportunity Capital Partners, LP(2)	1,583 822	4.99%	5,714,285	0	0%

Steve Adirim	1,428,571	4.50%	1,428,571	0	0%

Bi Coastal consulting Corp. (3)	1,583 822	4.99%	4,285,714	0	0%

Churchill Capital Group (4)	1,583 822	4.99%	3,171,428	0	0%

Jeremiah H. Fogelson	714,285	2.25%	714,285	0	0%

Burton S. Ury	714,285	2.25%	714,285	0	0%

Norman Jacobs	714,285	2.25%	714,285	0	0%

Mark Rolland	714,285	2.2%	714,285	0	0%

Robert Gleckman	1,500,000	4.7%	714,285	0	0%

MarketByte, LLC(5)	1,583,822	4.99%	2,000,000	0	0%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The selling stockholder does not hold any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

The selling shareholder is not a broker-dealer or an affiliate of a broker-dealer.

(1)    Alpha Capital Aktiengesellschaft: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Konard Ackerman may be deemed the control person of the shares owned by such entity. ALPHA Capital AG is a private investment fund that is owned by all its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock being registered hereto.

(2)    Gamma Opportunity Capital Partners, LP: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD. are the Directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered hereto.

43

(3)    Bi-Coastal Consulting Corporation is a California Corporation of which Peter Benz has voting and investment control over investments held by Bi-Coastal Consulting Corporation.
(4)    Churchill Capital Group is a California Corporation of which Jell Wong has voting and investment control over investments held by the Churchill Capital Group.

(5)     MarketByte, LLC is a California Corporation of which Larry Isen has voting and investment control over investments held by MarketByte, LLC .

(6)    Percentages are based on 31,739,920 shares of our common stock outstanding as of September 30, 2003 .

(7)    This column represents the total number of shares of common stock that each selling security holder intends to sell, based on the current market price.

Plan of Distribution

Each selling stockholders will most likely sell their shares on the OTCBB.

Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

•    Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•    Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•    Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

•    An exchange distribution following the rules of the applicable exchange

•    Privately negotiated transactions

•    Short sales or sales of shares not previously owned by the seller

•    Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

•    A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

•    Short selling against the box, which is making a short sale when the seller already owns the shares.

44

•    Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

•    Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following the selling shareholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

•    Churchill Capital Group
•    Alpha Capital Aktiengesellschaft
•    Gamma Opportunity Capital Partners, LP
•    Steve Adirim
•    Bi Coastal consulting Corp.
•    Burton s. Ury
•    Jeremiah H. fogelson
•    Mark Rolland
•    Norman Jacobs

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify FMLY and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Legal Proceedings

In January 2003, the director of the movie Good Advice claimed that Good Advice, Inc., a subsidiary of FMLY, owes him an additional $50,000 in director’s fees and has requested an arbitration with the Directors Guild of America. An arbitration was held and the mattered settled for $10,000.

Experts

45

The financial statements of Family Room Entertainment Corporation at June 30, 2003 and 2002 as appeared in the prospectus.

The financial statements of Family Room Entertainment Corporation at June 30, 2003, appearing in this Prospectus and Registration Statement have been audited by Ham, Langston & Brezina, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Legal Matters

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Owen Naccarato, Esq.

Other Available Information

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: George Furla

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov . Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

Financial Statements

Our Financial Statements begin on page F-1

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

46

FAMILY ROOM ENTERTAINMENT CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT ACCOUNTANTS
for the years ended June 30, 2003 and 2002

FAMILY ROOM ENTERTAINMENT CORPORATION
TABLE OF CONTENTS

Page(s)

Report of Independent Accountants	F-3

Audited Financial Statements

Consolidated Balance Sheet as of June 30, 2003 and 2002	F-4

Consolidated Statement of Operations for the

years ended June 30, 2003 and 2002	F-5

Consolidated Statement of Stockholders’ Equity (Deficit)

for the years ended June 30, 2003 and 2002	F-6

Consolidated Statement of Cash Flows for the

years ended June 30, 2003 and 2002	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Family Room Entertainment Corporation:

We have audited the accompanying balance sheets of Family Room Entertainment Corporation (the "Company") as of June 30, 2003 and 2002, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Family Room Entertainment Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
October 13, 2003

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2003

ASSETS	2003	2002

Cash and cash equivalents	$94,412	$27,822
Accounts receivable, net	50,000	131,239
Film costs, net	1,044,335	1,801,918
Property and equipment, net	44,427	51,476
Prepaid expenses and other	38,151	8,836

Total assets	$1,271,325	$2,021,291

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Notes payable	$1,191,650	$1,075,647
Accounts payable and accrued liabilities	198,181	160,253

Total liabilities	1,389,831	1,235,900

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock; $0.10 par value;
5,000,000 shares authorized; no shares issued
and outstanding	-	-
Common stock; $0.10 par value; 200,000,000 shares
authorized; 24,187,536 and 18,245,487 shares
issued and outstanding at June 30, 2003 and
2002, respectively	2,418,754	1,866,049
Additional paid in capital	10,530,831	9,777,165
Deferred compensation	(5,437)	(37,333)
Subscription receivable	-	(16,000)
Accumulated deficit	(13,062,554)	(10,804,490)

Total stockholders’ equity (deficit)	(118,506)	785,391

Total liabilities and stockholders’ equity (deficit)	$1,271,325	$2,021,291

The accompanying notes are an integral part
of these consolidated financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2003 and 2002

	2003	2002_

Film revenue	$1,005,441	$816,142
Operating cost - amortization of film costs	1,312,966	2,742,877

Gross profit	(307,525)	(1,926,735)
Selling, general and administrative	1,528,170	1,756,771

Loss from operations	(1,835,695)	(3,683,506)

Other income (expenses):
Interest income	-	218,124
Interest expense	(422,469)	(80,000)
Loss on marketable equity securities	-	(679,136)

Total other income (expenses), net	(422,469)	(541,012)

Loss before benefit from income taxes	(2,258,164)	(4,224,518)
Benefit from income taxes	-	6,500

Net loss	$(2,258,164)	$(4,218,018)

Weighted average number of common shares
Outstanding – basic and fully diluted	21,956,242	18,638,884

Net income (loss) per common share-basic and
fully diluted	$(0.10)	$(0.23)

The accompanying notes are an integral part
of these consolidated financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) for the years ended June 30, 2003 and 2002

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Subscription Receivable	Accumulated Deficit	Total
	Shares	Amount

Balance at June 30, 2001	18,245,487	1,824,549	9,157,172	(52,000)	$ -	(6,586,472)	4,343,249

Common stock issued for cash	157,080	15,708	57,792	-	(16,000)	-	57,500

Exercise of stock options	15,000	1,500	6,000	-	-	-	7,500

Re-pricing of compensatory stock
options	-	-	406,828	14,667	-	-	421,495

Common stock issued for legal
Services	242,920	24,291	89,374	-	-	-	113,665

Value of conversion feature
associated with convertible
debt	-	-	60,000	-	-	-	60,000

Net loss	-	-	-	-	-	(4,218,018)	(4,218,018)

Balance at June 30, 2002	18,660,487	1,866,048	9,777,166	(37,333)	(16,000)	(10,804,490)	785,391

The accompanying notes are an integral part
of these consolidated financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) for the years ended June 30, 2003 and 2002
	Common Stock Shares	Paid-In Amount	Additional Deferred Capital	Subscription Compensation	Accumulated Receivable	Deficit	Total

Balance at June 30, 2002	18,660,487	$1,866,048	$9,777,166	$(37,333)	$(16,000)	$(10,804,490)	$785,391

Collection of subscription
receivable	-	-	-	-	16,000	-	16,000

Interest expense recognized
on loan from stockholder
with below market interest
rate	-	-	26,228	-	-	-	26,228

Compensatory stock options
subject to variable
accounting	-	-	(367,832)	26,460	-	-	(341,372)

Amortization of deferred
Compensation	-	-	-	5,436	-	-	5,436

Value of beneficial conversion
feature on convertible debt	-	-	256,000	-	-	-	256,000

Value of stock warrants issued
with convertible debt	-	-	83,175	-	-	-	83,175

Common stock issued for cash	2,000,000	200,000	(50,000)	-	-	-	150,000

Common stock issued for legal
and consulting services,
including issuances for cash
at below market value. Total
cash received was $145,000	3,316,000	331,600	792,200	-	-	-	1,123,800

Common stock issued upon
conversion of debt	211,049	21,106	13,894	-	-	-	35,000

Net loss	-	-	-	-	-	(2,258,164)	(2,258,164)

Balance at June 30, 2003	24,187,536	$2,418,754	$10,530,831	$(5,437)	$-	$(13,062,654)	$(118,506)

The accompanying notes are an integral part
of these consolidated financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended June 30, 2003 and 2002

	2003	2002 _

Cash flows from operating activities:

Net loss	$(2,258,164)	$(4,218,018)

Adjustment to reconcile net loss to net cash used

by operating activities:

Compensatory stock options and stock issuances	642,864	535,160

Imputed interest on below market interest loans

from stockholders	26,228

Film cost amortization and write-offs	1,312,966	2,742,877

Depreciation	8,446	7,563

Software amortization	19,684	17,013

Provision for doubtful accounts	131,396	-

Amortization of debt costs	348,738	60,000

Accretion of discount	-	(196,500)

Loss on marketable equity securities	-	679,136

Change in operating assets and liabilities:

Accounts receivable	(50,157)	21,313

Prepaid expenses and other assets	(29,315)	43,045

Additions to film costs	(555,383)	(1,682,797)

Accounts payable and accrued liabilities	37,928	42,628

Income taxes payable	-	(6,500)

Net cash used by operating activities	(364,769)	(1,955,080)

Cash flows from investing activities:

Proceeds from sale of marketable equity securities	-	275,039

Collection of notes receivable	-	675,000

Purchase of property and equipment	(21,081)	(17,114)

Net cash provided (used) by investing activities	(21,081)	932,925

Cash flows from financing activities:

Proceeds from notes payable to stockholders	418,785	440,883

Proceeds from bank line of credit	37,500	460,436

Proceeds from convertible debentures	397,500	200,000

Proceeds from sale of common stock	295,000	65,000

Collection of subscription receivable	16,000	-

Payments on notes payable to stockholders	(510,434)	(123,935)

Payments on bank line of credit	(201,911)	-

Payments on note payable to an investor	-	(325,000)

Net cash provided by financing activities	452,440	717,384

Increase (decrease) in cash and cash equivalents	66,590	(304,771)

Cash and cash equivalents at beginning of year	27,822	332,593

Cash and cash equivalents at end of year	$94,412	$27,822

The accompanying notes are an integral part
of these consolidated financial statements

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    General

Family Room Entertainment Corporation (the "Company"), a New Mexico corporation, is a motion picture company involved in the creative development, production, distribution, licensing and financing of motion pictures and the internet content that supports those motion pictures. The Company’s distribution markets include primarily the United States and Canadian markets, but extend to other markets worldwide. The significant business activities of the Company constitute one business segment, filmed entertainment.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Unclassified Consolidated Balance Sheet

In accordance with the provisions of Statement of Position 00-2 ("SOP 00-2"), the Company presents an unclassified consolidated balance sheet because the Company has an operating cycle of approximately three years.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from the distribution of motion pictures is recognized as earned under the criteria established by SOP 00-2. The Company’s revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion pictures. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:

•    The Company has a valid sale or licensing agreement in place.
•    The motion picture is complete and in accordance with the agreement with the customer.
•    The motion picture has been delivered or is deliverable.
•    The license period has begun.
•    The revenue is fixed or determinable and collection is reasonably assured.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
__________

2.    Summary of Significant Accounting Policies, continued

Film Costs

Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over estimated useful lives ranging from three to five years. These assets are periodically reviewed for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impaired assets and assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Interest

Costs associated with the maintenance of debt are charged to expense or capitalized to the extent debt is used for productions.

Advertising Costs

All costs related to general advertising are charged to expense as incurred. During the years ended June 30, 2003 and 2002, the Company incurred general advertising costs totaling $6,289 and $4,652, respectively.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Net Loss Per Common Share
Basic loss per common share amounts is based on the weighted average number of common shares outstanding during the respective periods. Dilutive loss per common share amounts is based on the weighted average common shares outstanding during the period and shares assumed issued upon conversion of stock options when the effect of such conversions would have been dilutive to net loss. There is no assumed conversion of stock options for 2003 or 2002 because the effect would be anti-dilutive.

Stock-Based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", rather than applying the fair value method prescribed in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company applies the disclosure only provisions of SFAS No. 123.

Comprehensive Income

In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" ("SFAS 130") which establishes standards for the reporting of comprehensive income and its components in financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholder’s equity that, under generally accepted accounting principles, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. For the years ended June 30, 2003 and 2002, the Company’s financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Reclassifications

Certain amounts included in the financial statements for 2002 have been reclassified to conform to 2003 financial statement presentation.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Concentration of Credit Risk

Cash, accounts receivable and notes receivable are the primary financial instruments that subject the Company to concentrations of credit risk. The Company maintains its cash in banks selected based upon management’s assessment of the bank’s financial stability. Balances often exceed the $100,000 federal depository insurance limit; however, the Company has experienced no losses on deposits.

Accounts receivable arise primarily from transactions with customers in California. The Company performs credit reviews of its customers and provides a reserve for accounts where collectibility is uncertain. Collateral is not required for credit granted. Accounts receivable at June 30, 2003 arose from transactions with a single customer.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies are required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets, and in certain cases reclassify certain intangible assets into goodwill. SFAS No. 142 eliminates the amortization of goodwill and requires that goodwill be reviewed annually for impairment. SFAS No. 142 also requires that the useful lives of previously recognized intangible assets be reassessed and the remaining amortization periods be adjusted accordingly. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and affects all goodwill and other intangible assets recorded on the Company’s balance sheet at that date, regardless of when the assets were initially recorded. The implementation of SFAS No. 142 did not have any impact on the Company’s results of operations or financial position.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The implementation of SFAS No. 143 is not expected to have any impact on the Company’s results of operations or financial position.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In August 2001, the FASB issued SFAS No. 144, which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 retains the fundamental provisions of SFAS No. 121 related to: (i) the recognition and measurement of the impairment of long-lived assets to be held and used, and (ii) the measurement of long-lived assets to be disposed by sale. It provides more guidance on estimating cash flows when performing recoverability tests, requires long-lived assets to be disposed of other than by sale to be classified as held and used until disposal, and establishes more restrictive criteria to classify long-lived assets as held for sale. In addition, SFAS No. 144 supersedes the accounting and reporting provisions of APB Opinion No. 30 for the disposal of a segment of a business. However, it retains the basic provisions of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends the reporting of a discontinued operation to a component of an entity. The implementation of SFAS No. 144 is not expected to have any impact on the Company’s results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, but early adoption is permitted. The implementation of SFAS No. 146 is not expected to have any impact on the Company’s results of operations or financial position.

In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS No. 147"), "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." The provisions of this statement relate to the application of the purchase method of accounting for all acquisitions of financial institutions, except transactions between two or more mutual enterprises. The provisions of this statement also relate to certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution, including those acquired in transactions between mutual enterprises. The provisions of this statement are effective on or after October 1, 2002. The implementation of SFAS No. 146 is not expected to have any impact on the Company’s results of operations or financial position.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation", which amends SFAS No. 123 to provide alternative methods of transaction for an entity that voluntarily changes to the fair value method of accounting for stock based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting", to require disclosure of those effects in interim consolidated financial statements. SFAS No. 148 is effective for fiscal years ended after December 15, 2002, but early adoption is permitted. The Company will continue to follow the provisions of APB Opinion No. 25 in recognizing employee stock-based compensation; however, the Company will begin following the disclosure requirements of SFAS No. 148 beginning in January 2003.

In November 2002, the FASB issued Interpretation No. 45 ("FIN No. 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN No. 45 will affect leasing transactions involving residual guarantees, vendor and manufacturer guarantees, and tax and environmental indemnities. All such guarantees will need to be disclosed in the notes to the financial statements starting with the period ending after December 15, 2002. For guarantees issued after December 31, 2002, the fair value of the obligation must be reported on the balance sheet. Existing guarantees will be grandfathered and will not be recognized on the balance sheet. The implementation of FIN No. 45 is not expected to have any impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities." FIN No. 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. The implementation of FIN No. 46 is not expected to have any impact on the Company’s results of operations or financial position.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

3.    Accounts Receivable

Accounts receivable at June 30, 2003 consisted of the following:

	2003	2002

Accrued receivables from film distribution	$132,500	$131,239

Less allowance for doubtful accounts	(82,500)	-

	$50,000	$131,239

Two customers account for all receivables at both June 30, 2003 and 2002 (See Note 12).

4.    Film Costs

Film costs and related amounts capitalized at June 30, 2003, and related activity during each of the two years in the period then ended were as follows:

	Released	In Production	Development and Pre- Production	Total

Net film cost balance at June 30,
2001	$1,033,820	$-	$1,828,178	$2,861,998

Cost of acquiring film rights
in 2002	-	-	624,444	624,444

Production costs incurred during
2002	-	1,043,293	-	1,043,293

Interest cost capitalized during
2002	-	15,060	-	15,060

Transfers of film costs between
categories in 2002	1,814,612	(830,807)	(983,805)	-

Total film costs incurred and
paid by the Company during
2002	1,814,612	227,546	(359,361)	1,682,797

Net film cost balance before
2002 amortization and write
offs	2,848,432	227,546	1,468,817	4,544,795

Less film cost amortization and
write offs during 2002	1,881,508	75,546	785,823	2,742,877

Net film cost balance at June 30,
2002	$966,924	$152,000	$682,994	$1,801,918

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.    Film Costs, continued

Film costs and related amounts capitalized at June 30, 2003, and related activity during each of the two years in the period then ended were as follows:

	Released	In Production	Development and Pre- Production	Total

Net film cost balance at June 30,
2002	966,924	152,000	682,994	1,801,918

Cost of acquiring film rights
in 2003	-	-	100,000	100,000

Production costs incurred during
2003	-	-	455,483	455,483

Transfers of film costs between
categories in 2003	183,312	22,083	(205,395)	-

Total film costs incurred and
paid by the Company during
2003	183,312	22,083	350,088	555,483

Net film cost balance before
2003 amortization and write
offs	1,150,236	174,083	1,033,082	2,357,401

Less film cost amortization and
write offs during 2003	378,073	-	934,893	1,312,966

Net film cost balance at June 30,
2003	$772,163	$174,083	$98,189	$1,044,435

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.    Film Costs, continued

Following is an analysis of film cost amortization and write-downs, by project and project type, for the years ended June 30, 2003 an 2002:

	2003	2002

Released Projects - Amortization

Held for Ransom	$-	$2,698

Good Advice	376,725	1,177,959

Speedway Junkie	-	163,427

Badge	-	3,656

Narc	1,348	84,075

Ticker	-	317,750

Hard Money(a/k/a In God We Trust)	-	131,943

Totals	378,073	1,881,508

Projects in Development, In-Production, or Pre-Production – Write Offs
Devil and Daniel Webster	288,535	-

Street Pirates	-	100,644

Grizzly Wilderness Project	-	352,602

Half Past Dead	1,747

Out for a Kill	191,620	-

Belly of the Beast	164,777	-

Total of other individual projects with costs
less than $100,000	288,214	408,123

Totals	934,893	861,369

Total all projects	$1,312,966	$2,742,877

Following is the percentage make-up of net film costs at June 30, 2003 and 2002:

	2003	2002

Good Advice	32%	33%

Speedway Junkie	10	6

After Sex	9	6

Held for Ransom	15	9

Shottas	15	8

Total of other individual projects less than 5%	19	23

	100%	100%

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.    Film Costs, continued

All write-offs during the years ended June 30, 2003 and 2002 were the result of management’s decisions to abandon the projects. Management’s decisions were based on their analysis of the anticipated economic benefit from each project. Management believes that on the average, projects currently in release will be amortized within three years.

Following is an analysis of revenues, by project, for the years ended June 30, 2003 and 2002:

	2003	2002

Film Production

Speedway Junkie	$-	$250,000
Devil and Daniel Webster	375,000	250,000

Total film production	375,000	500,000

Producer Fees

Out for a Kill	300,000	-
Belly of the Beast	250,000	-
Wonderland	12,000	-
Held for Ransom	-	55,000
Speedway Junkie	-	30,000
Devil and Daniel Webster	-	30,000
Narc	-	16,000
Try Seventeen	-	60,000
In God We Trust	-	28,350
Cutaway	-	70,000

Total producer fees	562,000	289,350

Total film revenue	937,000	789,350

Royalties and Other Revenue	68,441	26,792

Total revenue	$1,005,441	$816,142

5.    Property and Equipment

Property and equipment at June 30, 2003 and 2002 consisted of the following:

	Life	2003	2002

Office furniture and equipment	7 years	$8,533	$4,436
Computer equipment	5 years	41,175	36,482
Software	3 years	68,781	56,490

		118,489	97,408
Less accumulated depreciation
and amortization		(74,062)	(45,932)

		$44,427	$51,476

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

5.    Property and Equipment, continued

During the years ended June 30, 2003 and 2002, depreciation and amortization expense was $28,130 and $24,576, respectively.

6.    Notes Payable

Notes payable at June 30, 2003 consisted of the following:
	2003	2002

Note payable to a bank under a $322,936 revolving
line of credit that was converted to a term loan,
bearing interest at the bank’s prime rate (4.00%
at June 30, 2003) plus 1.5% per year and due
in monthly installments of $5,382 plus interest
through January 15, 2008. This note is collateralized
by the guarantees of two major stockholders of the
Company including the Company’s Chief Executive Officer
	$ 296,025	$ 460,436

Notes payable (the "Stockholder Note") to a major stockholder/director/officer of the Company. This note is non interest bearing, un-collateralized and is due on demand. Interest expense has been imputed on this and other below market interest notes to major stockholder/officers of the Company.	323,562	415,211

Note payable under a $500,000 convertible debt agreement
with Alpha Capital Aktiengesellschaft the "Holder").
The note bears interest at a stated
annual rate of 8% per year and provides for
quarterly payments of interest beginning June 30,
2003 and ending on January 10, 2004, the maturity
date of the note. This note and related accrued
interest are convertible, at the election of the
Holder, into share of the Company’s common stock at
the lower of; a) $0.30 (per share or; b) 65% of the
average of the three lowest closing bid prices
over the thirty trading days preceding the
conversion date as reported by Bloomberg financial
for the principal market on which the Company’s
common stock trades. This beneficial conversion
feature has been valued at $256,000. The Holder
was also issued five year warrants to acquire;
750,000 shares of the Company’s common stock
at a purchase price of $0.35 per share and;
2,500,000 shares of the Company’s common stock
at an exercise price of $3.00 per share. The
warrants issued to the Holder in connection with
the funding of the convertible debt have been
valued at $83,175. Due to the very high exercise
price, the 2,500,000 warrants had no value at
the date of note origination; however the 750,000
warrants had a value of approximately $0.11 per
share using the Black-Scholes option pricing model
and assumptions of risk free interest rate of 3.5%,

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

6.    Notes Payable, continued
volatility of 70%, strike price of $0.35, stock
price of $0.22 and term of 5 years. The Company
paid legal fees, commissions and other costs
totaling $102,500 in connection with the origination
of the convertible debt. These fees and the
value of warrants issued to originate the debt have
been treated as loan costs and are being
recognized as interest expense over the term of
the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.
	500,000	-

Note payable under a $200,000 convertible debt
Agreement with the "Holder. The note bears
interest at a stated annual rate of 5% per year and
provides for quarterly payments of interest beginning
September 1, 2001 and ending on September 30, 2006,
the maturity date of the note. This note and
related accrued interest are convertible, at the
election of the Holder, into share of the Company’s
common stock at 70% of the average of the three
lowest closing bid prices over the thirty trading
days preceding the conversion date as reported by
Bloomberg financial for the principal market on
which the Company’s common stock trades. This
beneficial conversion feature was valued at
$60,000. The Holder was also issued five year
warrants to acquire 250,000 shares of the Company’s
common stock at a purchase price of 110% of the
closing market price on the date of exercise.
The warrants issued to the Holder in connection
with the funding of the convertible debt were not
valued because their exercise will always be in
excess of market price of the Company’s common stock.
The Company fees of $20,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the term
of the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the earliest date that the debt can be converted.
	165,000	200,000

Total contractual balance	1,284,587	1,075,647

Less un-amortized loan costs	(92,937)	-

	$1,191,650	$1,075,647

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

6.    Notes Payable, continued

During the year ended June 30, 2003, the Company, based on requests from the Holder, issued 211,049 shares of common stock to convert $35,000 of convertible debt to equity. This conversion resulted in a $35,000 decrease in the balance of the convertible debenture with an original face value of $200,000.

Future annual maturities of notes payable at June 30, 2003 were as follows:

Year Ended
June 30,	Amount

2004	$795,209
2005	64,584
2006	229,584
2007	64,584
2008	37,689

$ 1,191,650

Interest incurred during the years ended June 30, 2002 and 2001 was as follows:
	2003	2002

Interest charged to expense	$422,468	$80,000

Interest capitalized in film costs	-	71,527

Total interest incurred	$422,468	$151,527

Interest expense paid in cash	$20,741	$70,000

The Company periodically raises capital to participate in film projects that management feels will provide good current returns to the Company and the potential for participation in future profits. In its capital raising activities the Company is sometimes dependent on certain members of management and stockholders to provide or locate sources of capital. Accordingly, included in total interest charges for the years ended June 30, 2002 is $21,527, respectively, of interest expense paid or payable to a major stockholder/officer of the Company. Also included in interest expense during the years ended June 30, 2003 and 2002 is $348,738 and $80,000, respectively, of interest expense related to the amortization of loan origination costs and discounts on the Investor Notes.

7.    Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2003 consisted of the following:
	2003	2002

Accounts payable	$85,239	$45,570
Accrued film costs	81,400	81,400
Accrued professional fees and other	31,542	33,283

	$198,181	$160,253

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

8.    Income Taxes, continued

The Company has incurred significant operating losses since its inception and, therefore, has not generally been subject to federal income taxes. As of June 30, 2003, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $7,042,000, which expire in 2003 through 2023. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership changes that occurred in the Company in connection with the Sales Transaction, subsequent Asset Purchase and private placement of the Company’s common stock severely limited the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company will be able to use only approximately $4,116,000 of its NOL for federal income tax purposes should the Company generate sufficient taxable income.

The composition of deferred tax assets and the related tax effects at June 30, 2003 and 2002 are as follows:
	2003_	2002_

Deferred tax assets:

Net operating losses	$2,394,581	$2,037,960

Accounts receivable - allowance
for doubtful accounts	28,050	-

Valuation allowance	(2,419,631)	(2,032,960)

Total deferred tax assets	3,000	5,000

Deferred tax liabilities:

Basis of property and equipment	3,000	5,000

Net deferred tax asset	$-	$-

The difference between the income tax benefit (provision) in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax income (loss) for the years ended June 30, 2003 and 2002 is as follows:

	2003		2002_

	Amount	%	Amount	%_

Benefit (provision) for income tax at federal statutory rate	$767,775	34%	$1,445,267	34%

Non-deductible stock based Compensation	(216,874)	(10)	(181,954)	(4)

Non-deductible loan costs	(101,146)	(4)	(20,400)	(-)

Other, including non-deductible business meals and entertainment	(63,084)	(3)	174,686	4
Change in valuation allowance	(386,671	(17)	1,411,099 )	(34)

	$-	- %	$6,500	- %

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

8.    Income Taxes, continued

The benefit from income taxes for the years ended June 30, 2003 and 2002 consist of the following:
	2003	2002_

Current portion:

State	$-	$1,500
Federal	-	5,000

	-	6,500

Deferred benefit:

State	-	-
Federal	-	-

Total benefit from income taxes	$-	$6,500

The Company made no cash payments for income taxes during the years ended June 30, 2003 or 2002.

9.    Commitments

Lease Agreement

The Company operates in leased facilities under a three year lease agreement with a current base rental rate of approximately $6,500 per month. The lease agreement provides for two, one year extension options and requires the payment of certain common area expenses. Total rent expense under operating leases for the years ended June 30, 2003 and 2002 was $62,218 and $81,024, respectively.

Future annual minimum lease payments under operating leases with remaining lease terms of greater than one year are summarized as follows:
Year Ended
June 30,

2004	$ 70,546

2005	$ 74,074

2006	44,077

$ 188,697

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.    Stockholders’ Equity

Common Stock

During the year ended June 30, 2003, the Company issued 3,316,000 shares of common stock for consulting services and to its legal counsel. The Company originally issued 3,000,000 of the shares to consultants for subscriptions receivable of $0.25 per share; however, the Company, after issuance of the shares received only $145,000 in cash. Accordingly, the shares were valued at the $0.35 market value at the date of the consulting agreements and consulting expense of $905,000 recognized. The $905,000 represents the difference between the $1,050,000 fair value of the shares and the $145,000 received.

During the year ended June 30, 2002, the Company issued 400,000 shares of common stock to its legal counsel for $57,500 of cash and a receivable of $16,000 that was collected subsequent to year end.

Stock Options

The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons. The issuance of stock options is approved by the Board of Directors. The exercise price of an option granted is generally determined by the fair market value of the stock on the date of grant; however, certain options granted during the year ended June 30, 2002 and 2001 included below market exercise prices and the Company recognized $461,762 and $34,250, respectively, of compensation related to those grants and repricing of existing options.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. However, when the exercise price is less than the underlying stock on the date of grant, compensation is recognized to the extent of the difference.

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002: risk-free interest rate of 4.0%; no dividend yield; weighted average volatility factor of the expected market price of the Company’s common stock of 100%; and a weighted-average expected life of the options of 3 years.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
FAMILY ROOM ENTERTAINMENT CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT ACCOUNTANTS
for the years ended June 30, 2003 and 2002

10.    Stockholders’ Equity, continued

Stock Options, continued

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of proforma disclosures, the estimated fair value of the options is included in expense over the option’s vesting period or expected life. The Company’s proforma information follows:

	2003	2002

Net income (loss) as reported	$(2,258,164)	$(4,250,785)
Proforma net income (loss)	$(2,258,164)	$(4,375,650)
Proforma basic and dilutive net income
(loss) per common share	$(0.10)	$(0.24)

A summary of the Company’s stock option activity and related information for the years ended June 30, 2002 and 2001 follows:

	Number of Shares Under Options	Weighted-Average Exercise Price

Outstanding at June 30, 2001	1,940,000	$0.50*

Granted	160,000	$0.25
Exercised	(15,000)	$0.50
Forfeited	-

Outstanding at June 30, 2002	2,085,000	$0.25

Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at June 30, 2003	2,085,000	$0.25

The weighted-average fair value of options granted during the year ended June 30, 2002 was approximately $0.28. During the year ended June 30, 2002, all options were re-priced to bear an exercise price of $0.25 per share. The re-pricing of options resulted in a charge to compensation expense of $421,495 and subjected the related options to variable accounting.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.    Stockholders’ Equity, continued

Stock Options, continued

All options outstanding at June 30, 2003 are exercisable. A summary of outstanding stock options at June 30, 2003, follows:

Number of Shares	Expiration Date	Remaining Contractual Life (Years)	Exercise Price

460,000	February 2004	0.6	$0.25

1,480,000	April 2005	1.8	0.25

45,000	December 2006	3.5	0.25

100,000	June 2007	3.9	0.25

2,085,000

Stock Compensation Plan

On September 20, 2002, the Company adopted the Family Room Entertainment Corporation 2002 Stock Compensation Plan (the "Plan") under which a total of 4,451,000 shares of the Company’s stock were reserved for awards to officers, directors, key employees and consultants. The Option Plan is administered by the Company’s board of directors and is designed to provide the Company with a means of compensating selected key employees (including officers and directors) and consultants to the Company and its subsidiaries for services rendered in connection with the development of Family Room Entertainment Corporation. At June 30, 2003, the Company had granted 3,316,000 shares of common stock reserved for issuance under the Plan. The Plan terminated May 31, 2003 and, accordingly, no additional shares may be granted under the Plan.

Stock Warrants

During the years ended June 30, 2003 and 2002, the Company issued warrants in connection with the funding of convertible debt. These value associated with the issuance of these warrants was treated as loan origination costs. (See Note 6)

A summary of the Company’s stock warrant activity and related information for the years ended June 30, 2003 and 2002 follows:

Number of Shares Under Options

Outstanding at June 30, 2001	-

Granted	250,000

Outstanding at June 30, 2002	250,000

Granted	2,250,000

Outstanding at June 30, 2003	2,500,000

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.    Stockholders’ Equity, continued

Stock Warrants, continued

All warrants outstanding at June 30, 2003 are currently exercisable. A summary of outstanding stock warrants at June 30, 2003, follows:

		Remaining
		Contractual
Number of Shares	Expiration Date	Life (Years)	Exercise Price

250,000	September 2006	3.3	110%ofmarket

1,500,000	January 2008	4.5	$3.00

750,000	January 2008	4.5	65%ofmarket

2,500,000

11.    Claims and Contingencies

The Company is currently a party to dispute over $50,000 of directors fees that the director of the movie, "Good Advice" claims he is owed. The director has requested arbitration with the Directors Guild of America. Management believes that the claim is without merit and will not have a material adverse impact on the Company.

12.    Major Customers and Concentrations

The Company’s revenues were derived from a limited number of customers in the motion picture industry in both 2003 and 2002. Following is an analysis of major customers for the years ended June 30, 2003 and 2002:

	2003	2002

Total number of customers	3	2

Number of customers accounting for more than 10%
of total revenue	1	2

Percentage of total revenue derived from largest
customer	58%	75%

Percentage of total revenue derived from second
largest customer	37%	25%

13.    Non-Cash Investing and Financing Activities

During the years ended June 30, 2003 and 2002, the Company engaged in the following non-cash investing and financing activities:

	2003	2002

Common stock issued to convert debt to equity	$35,000	$-

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

14.    Subsequent Event

On August 21, 2003 the Company issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate of $.07 per share

On October 9, 2003, FMLY entered into a subscription agreement calling for the issuance of convertible securities in the aggregate of $500,000. The issuances are to take place in two stages, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $0.07 per share. Also issued as part of the funding were "A" and "B" warrants. "A" warrants are exercisable at $0.13 per share and "B" warrants are exercisable at $0.50 per share. There were two "A" warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two "B" warrants issued with rights to purchase 8,750,000 shares of common stock.

FAMILY ROOM ENTERTAINMENT CORPORATION
TABLE OF CONTENTS
__________

Page(s)

Unaudited Consolidated Condensed Financial Statements

Unaudited Consolidated Condensed Balance Sheet as
of September 30, 2003 and June 30, 2003	F-3

Unaudited Consolidated Condensed Statement of Operations for the
three months ended September 30, 2003 and 2002	F-4

Unaudited Consolidated Condensed Statement of Stockholders’
Equity (Deficit) for the three months ended September 30, 2003	F-5

Unaudited Consolidated Condensed Statement of Cash Flows for the
three months ended September 30, 2003 and 2002	F-6

Notes to Unaudited Consolidated Condensed Financial Statements	F-7

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
September 30, 2003 and June 30, 2003
________

	September 30,	June 30,
	2003	2003
ASSETS	(Unaudited)	(Note)

Cash and cash equivalents	$65,439	$94,412

Accounts receivable, net	81,490	50,000

Film costs, net	1,080,434	1,044,335

Property and equipment, net	40,450	44,427

Prepaid expenses and other	15,745	38,151

Total assets	$1,283,558	$1,271,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Notes payable	$990,914	$1,191,650

Accounts payable and accrued liabilities	224,564	198,181

Total liabilities	1,215,478	1,389,831

Commitments and contingencies

Stockholders’ equity (deficit):

Preferred stock; $0.10 par value;

5,000,000 shares authorized; no shares issued

and outstanding	-	-

Common stock; $0.10 par value; 200,000,000 shares

authorized; 31,739,920 and 24,187,536 shares

issued and outstanding at September 30, 2003 and

June 30, 2003, respectively	3,173,992	2,418,754

Additional paid in capital	10,706,633	10,530,831

Deferred compensation	-	(5,437)

Subscription receivable	(200,000)	-

Accumulated deficit	(13,612,545)	(13,062,654)

Total stockholders’ equity (deficit)	68,080	(118,506)

Total liabilities and stockholders’ equity (deficit)	$1,283,558	$1,271,325

Note: The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2003 and 2002
__________

	2003	2002_

Film revenue	$133,500	$385,750

Operating cost - amortization of film costs	188,906	294,082

Gross profit	(55,406)	91,668

Selling, general and administrative	315,210	146,075

Loss from operations	(370,616)	(54,407)

Interest expense	(179,275)	(2,085)

Net loss	$(549,891)	$(56,492)

Weighted average number of common shares

Outstanding – basic and fully diluted	29,628,188	18,660,487

Net loss per common share-basic and

fully diluted	$(0.02)	$(0.03)

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
for the three months ended September 30, 2003
__________

			Additional
	Common Stock	Paid-In	Deferred	Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Receivable	Deficit	Total

Balance at June 30, 2003	24,187,536	$2,418,754	$10,530,831	$(5,437)	$-	$(13,062,654)	$(118,506)

Common stock issued for non-
recourse note and cash	2,000,000	200,000	100,000	-	(200,000)	-	100,000

Amortization of deferred
compensation	-	-	-	5,437	-	-	5,437

Value of beneficial conversion
feature on convertible debt	-	-	100,000	-	-	-	100,000

Common stock issued for legal
and consulting services	1,186,000	118,600	47,440	-	-	-	166,040

Common stock issued upon
conversion of debt	4,366,384	436,638	(71,638)	-	-	-	365,000

Net loss	-	-	-	-	-	(549,891)	(549,891)

Balance at September 30, 2003	31,739,920	$3,173,992	$10,706,633	$-	$(200,000)	$(13,612,545)	$68,080

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
for the three months ended September 30, 2003 and 2002

___________

	2003	2002

Cash flows from operating activities:

Net loss	$(549,891)	$(56,492)

Adjustment to reconcile net loss to net cash used
by operating activities:	341,689	228,809

Net cash used by operating activities	(208,202)	172,317

Cash flows from investing activities:

Purchase of property and equipment	(8,979)	(5,474)

Net cash provided (used) by investing activities	(8,979)	(5,474)

Cash flows from financing activities:

Proceeds from notes payable	-	47,260

Proceeds from convertible debentures	100,000	-

Collection of subscription receivable	100,000	-

Payments on notes payable	(11,792)	(175,000)

Net cash provided by financing activities	188,208	(132,240)

Increase (decrease) in cash and cash equivalents	(28,973)	34,603

Cash and cash equivalents at beginning of year	94,412	27,822

Cash and cash equivalents at end of year	$65,439	$62,425

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.    General

Family Room Entertainment Corporation (the "Company"), a New Mexico corporation, is a motion picture company involved in the creative development, production, distribution, licensing and financing of motion pictures and the internet content that supports those motion pictures. The Company’s distribution markets include primarily the United States and Canadian markets, but extend to other markets worldwide. The significant business activities of the Company constitute one business segment, filmed entertainment.

2.    Critical Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from the distribution of motion pictures is recognized as earned under the criteria established by SOP 00-2. The Company’s revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion pictures. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:

•  The Company has a valid sale or licensing agreement in place.
•  The motion picture is complete and in accordance with the agreement with the customer.
•  The motion picture has been delivered or is deliverable.
•  The license period has begun.
•  The revenue is fixed or determinable and collection is reasonably assured.

Film Costs

Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

3.    Film Costs

Film costs and related amounts capitalized at September 30, 2003, and related activity during the three months then ended were as follows:

	Released	In Production	Development and Pre- Production	Total

Net film cost balance at
June 30, 2002	772,063	174,083	98,189	1,044,335

Production costs incurred during
2003	315	-	224,690	225,005

Transfers of film costs between
categories	-	-	-	-

Total film costs incurred and
paid by the Company	315	-	224,690	225,005

Net film cost balance before
amortization and write
offs	772,378	174,083	322,879	1,269,340

Less film cost amortization and
write offs	-	-	188,906	188,906

Net film cost balance at
September 30, 2003	$772,378	$174,083	$133,973	$1,080,434

Following is an analysis of film cost amortization and write-downs, by project and project type, for the three months ended September 30, 2003 an 2002:

Projects in Development, In-Production, or
Pre-Production – Write Offs
Devil and Daniel Webster	$-	$286,444

Control	98,692	-

Total of other individual projects with costs

less than $100,000	90,214	7,638

Totals	188,906	294,082

Total all projects	$188,906	$294,082

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

3.    Film Costs, continued

Following is the percentage make-up of net film costs at September 30, 2003 and June 30, 2003:

	September 30,	June 30,
	2003	2003

Good Advice	31%	32%

Speedway Junkie	8	10

After Sex	8	9

Held for Ransom	11	15

Shottas	12	15

Total of other individual projects less than 5%	30	19

	100%	100%

All write-offs during the three months ended September 30, 2003 and 2002 were the result of management’s decisions to abandon the projects. Management’s decisions were based on their analysis of the anticipated economic benefit from each project. Management believes that on the average, projects currently in release will be amortized within three years.

Following is an analysis of revenues, by project, for the three months ended September 30, 2003 and 2002:

	2003	2002

Film Production

Devil and Daniel Webster	$-	$375,000

Total film production	-	375,000

Producer Fees

Control	117,500	-

Total producer fees	117,500	-

Total film revenue	117,500	375,000

Royalties and Other Revenue	16,000	10,750

Total revenue	$133,500	$385,750

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

4.    Notes Payable

Notes payable at September 30, 2003 and June 30, 2003 consisted of the following:

	June 30, 2003	September 30, 2003

Note payable to a bank under a $322,936 revolving line of credit that was converted to a term loan, bearing interest at the bank’s prime rate (4.00% at September 30, 2003) plus 1.5% per year and due in monthly installments of $5,382 plus interest through January 15, 2008. This note is collat- eralized by the guarantees of two major stock- holders of the Company including the Company’s Chief Executive Officer	$285,260	$296,025

Notes payable (the "Stockholder Note") to a major stockholder/director/officer of the Company. This note is interest bearing at 8%, un-collateralized and is due on demand.	322,535	323,562

Note payable under a $500,000 convertible debt
agreement with Alpha Capital Aktiengesellschaft
(the "Holder"). The note bears interest at a stated
annual rate of 8% per year and provides for
quarterly payments of interest beginning September 30,
2003 and ending on January 10, 2004, the maturity
date of the note. This note and related accrued
interest are convertible, at the election of the
Holder, into share of the Company’s common stock at
the lower of; a) $0.30 (per share or; b) 65% of the
average of the three lowest closing bid prices
over the thirty trading days preceding the
conversion date as reported by Bloomberg financial
for the principal market on which the Company’s
common stock trades. This beneficial conversion
feature has been valued at $256,000. The Holder
was also issued five year warrants to acquire;
a)    750,000 shares of the Company’s common stock
at a purchase price of $0.35 per share and;
b)    2,500,000 shares of the Company’s common stock
at an exercise price of $3.00 per share. The
warrants issued to the Holder in connection with
the funding of the convertible debt have been
valued at $83,175. Due to the very high exercise
price, the 2,500,000 warrants had no value at the date of note origination; however the 750,000 warrants had a value of approximately $0.11 per
share using the Black-Scholes option pricing model
and assumptions of risk free interest rate of 3.5%,

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

volatility of 70%, strike price of $0.35, stock
price of $0.22 and term of 5 years. The Company

paid legal fees, commissions and other costs
totaling $102,500 in connection with the origination
of the convertible debt. These fees and the

4.    Notes Payable, continued

value of warrants issued to originate the debt have been treated as loan costs and are being recognized as interest expense over the term of the debt using the effective yield method. The value of the beneficial conversion feature has been recognized as interest expense at the date of origination because the debt conversion is at the discretion of the Holder and, accordingly, the origination date represents the earliest date that the debt can be converted.	300,000	500,000

Note payable under a $200,000 convertible debt
Agreement with the "Holder. The note bears
interest at a stated annual rate of 5% per year and
provides for quarterly payments of interest beginning
September 1, 2001 and ending on September 30, 2006,
the maturity date of the note. This note and
related accrued interest are convertible, at the
election of the Holder, into share of the Company’s
common stock at 70% of the average of the three
lowest closing bid prices over the thirty trading
days preceding the conversion date as reported by
Bloomberg financial for the principal market on
which the Company’s common stock trades. This
beneficial conversion feature was valued at
$60,000. The Holder was also issued five year
warrants to acquire 250,000 shares of the Company’s
common stock at a purchase price of 110% of the
closing market price on the date of exercise.
The warrants issued to the Holder in connection
with the funding of the convertible debt were not
valued because their exercise will always be in
excess of market price of the Company’s common stock.
The Company fees of $20,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the term
of the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.
	-	165,000

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

4.    Notes Payable, continued

Note payable under a $111,000 convertible debt
Agreement with the Churchill Group. The note
bears interest at a stated annual rate of 8% per
year and is due in September 2004. This note and
related accrued interest are convertible, at the
election of the Holder, into share of the Company’s
common stock at $0.07 per share. This beneficial
conversion feature was valued at $100,000. The
Company paid fees of $11,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the
term of the debt using the effective yield method.
The value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.
	111,000	-

Total contractual balance	1,018,795	1,284,587

Less un-amortized loan costs	(27,881)	(92,937)

	$990,914	$1,191,650

During the quarter ended September 30, 2003, the Company, based on requests from the Holder, issued 4,366,384 shares of common stock to convert $365,000 of debt to equity.

5.    Income Taxes
6.
The Company has incurred significant operating losses since its inception and, therefore, has not generally been subject to federal income taxes. As of September 30, 2003, the Company had net operating loss ("NOL") carry forwards for income tax purposes of approximately $7,322,000, which expire in 2003 through 2024. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership changes that occurred in the Company in connection with the Sales Transaction, subsequent Asset Purchase and private placement of the Company’s common stock severely limited the Company’s ability to utilize its NOL carry forward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company will be able to use only approximately $4,116,000 of its NOL for federal income tax purposes should the Company generate sufficient taxable income.

The difference between the Federal statutory income tax rate and the Company's effective income tax rate is primarily attributable to the increase in the valuation allowance associated NOL carry forwards, non deductible stock based compensation and interest expense, state income taxes and the effect of graduated rates.

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

6.    Subsequent Event

On August 21, 2003 the Company issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate of $.07 per share

On October 9, 2003, the Company entered into a subscription agreement calling for the issuance of convertible securities in the aggregate of $500,000. The issuances are to take place in two stages, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $0.07 per share. Also issued as part of the funding were "A" and "B" warrants. "A" warrants are exercisable at $0.13 per share and "B" warrants are exercisable at $0.50 per share. There were two "A" warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two "B" warrants issued with rights to purchase 8,750,000 shares of common stock.

Part II. Information Not Required In Prospectus
-------------------------------------------------

Indemnification of Directors and Officer

Section 53-12-2E of the New Mexico Statutes Annotated 1978 provides in general that a company’s articles of incorporation may provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless:
(1) the director has breached or failed to perform the duties of the director's office in compliance with Subsection B of Section 53-11-35 NMSA 1978; and (2) the breach or failure to perform constitutes:
(a) negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation or receives in his capacity as a director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year; or
(b) willful misconduct or recklessness in the case of a director who does not have an ownership interest in the corporation and does not receive in his capacity as director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year.
Such a provision in the articles of incorporation shall, however, only eliminate the liability of a director for action taken as a director or any failure to take action as a director at meetings of the board of directors or of a committee of the board of directors or by virtue of action of the directors without a meeting pursuant to Section 53-11-43 NMSA 1978, on or after the date when such provision in the articles of incorporation becomes effective.

Article XVI of the Company’s Article of Incorporation provide that the Company shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suite or proceeding to which ha may be made a party by reason of his being or having been a Director or officer of the corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 19333, as amended, or other applicable securities laws. In the event of a settlement before or after action or suite, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, FMLY has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Other Expenses of Issuance and Distribution

Related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee	$809.20
Printing and Engraving Expenses	$5,000.00
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent Fees	$5,000.00
Blue Sky Fees	$1,000.00
Miscellaneous	$5,000.00

Total	$51,809.20

47

Recent Sales of Unregistered Securities

On August 21, 2003 FMLY issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate. The conversion rate is fixed at $.07 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On October 10, 2003, FMLY entered into a Subscription Agreement for up to $500,000 whereby we issued $300,000 in convertible debentures; $225,000 to Alpha Capital Aktiengesellschaft and $75,000 to Gamma Opportunity Capital Partners, LP, with the remaining $200,000 in convertible debentures; $150,000 to Alpha Capital Aktiengesellschaft and $50,000 to Gamma Opportunity Capital Partners, LP, to be issued within five (5) business days after the actual effectiveness of this Registration Statement in a transaction deemed to be exempt under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

Additionally, FMLY issued in conjunction with these convertible debentures two warrants to purchase common stock of FMLY. The two warrants includes up to 2,678,571 shares of common stock issuable to Alpha Capital Aktiengesellschaft upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 3,750,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share. Furthermore, this prospectus includes up to 892,857 shares of common stock issuable to Gamma Opportunity Capital Partners, LP upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 1,250,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On November 24, 2003, FMLY issued an 8% convertible note of $50,000 to Steve Adirim. The convertible note is convertible at a fixed rate of $.07 per share and matures November 24, 2006 in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 2, 2003 FMLY issued an 8% convertible note of $150,000 to Bi Coastal consulting Corporation. The convertible note is convertible at a fixed rate of $.07 per share and matures December 2, 2006 in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003, FMLY entered into a Subscription Agreement for up to $100,000 whereby we issued four convertible debentures at $25,000 each to the following; one debenture to Burton S. Ury, one debenture to Jeremiah H. fogelson, one debenture to Mark Rolland and one debenture to Norman Jacobs in a transaction deemed to be exempt under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 2,000,000 shares of common stock to MarketByte, LLC for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 1,500,000 shares of common stock to Robert Gleckman for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

48

Exhibits

Exhibit
Number	Description

2.1(1)	Articles of Incorporation dated May 15, 1969.

2.2(1)	Amended Articles of Incorporation dated June 30, 1977.

2.3(1)	Amended Articles of Incorporation dated January 2, 1981

2.4(2)	Amended Articles of Incorporation dated April 24, 2000

2.5(2)	Amended Articles of Incorporation dated December 5, 2001

2.6(1)	By-Laws of the Company.

4.1(2)	Executed Warrant Agreement No.1 with Alpha Capital Aktiengesellschaft

4.2(2)	Executed Warrant Agreement No.2 with Alpha Capital Aktiengesellschaft

5.1	Opinion re: Legality

10.1 (2)	Executed 10% Convertible Debenture with Alpha Capital Aktiengesellschaft

10.2 (2)	Executed Subscription Agreement – January 10, 2003

10.3	Executed Registration Rights Agreement – January 10, 2003

10.4	Class A Common Stock Purchase Warrant to Alpha Capital Aktiengesellschaft – October 10, 2003

10.5	Class B Common Stock Purchase Warrant to Alpha Capital Aktiengesellschaft – October 10, 2003

10.6	Convertible Note payable to Alpha Capital Aktiengesellschaft – October 10, 2003

10.7	Class A Common Stock Purchase Warrant to Gamma Opportunity Capital Partners, LP - October 10, 2003

10.8	Class B Common Stock Purchase Warrant to Gamma Opportunity Capital Partners, LP -October 10, 2003

10.9	Convertible Note payable to Gamma Opportunity Capital Partners, LP – October 10, 2003

10.10	Subscription Agreement, Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP. – October 10, 2003

10.11	Convertible Note Payable Amendment I to Chruchill Capital Group - October 8, 2003.

10.12	Convertible Note Payable to Steve Adirim – November 24, 2003

10.13	Convertible Note Payable to B-Coastal Consulting Corporation – December 2, 2003

10.14	Convertible Note Payable to Burton S. Ury – December 9, 2003

10.15	Convertible Note Payable to Jeremiah H. Fogelson – December 9, 2003

10.16	Convertible Note Payable to Mark Rolland - December 9, 2003

10.17	Convertible Note Payable to Norman Jacobs – December 9, 2003

10.18	Subscription Agreement, Burton Ury, Jeremiah H. Fogelson, Mark Rolland, and Norman Jacobs

23.1	Consent of Counsel, Owen Naccarato (included in Exhibit 5.1)

23.2	Consent of independent auditors Ham, Langston & Brezina, L.L.P.

(1) Previously filed on Form S-2 April 3, 1987, File No. 33-13165
(2) Previously filed on Form SB-2 March 11, 2003, File No. 33-103747

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UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, CA, 90211.

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Registrant:    Family Room Entertainment Corporation

Signature	Title	Date

By: /s/George Furla	President, Chief Operating Officer	December 19, 2003

George Furla	Director, and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/George Furla	President, Chief Operating Officer	December 19 , 2003

George Furla	Director, and Chief Accounting Officer

By: /s/ Randall Emmett	Director, Chief Operating Officer	December 19 , 2003

Randall Emmett	Assistant Secretary

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